UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(Amendment No.    )

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☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Section 240.14a-12

NuStar Energy L.P.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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19003 IH-10 West

San Antonio, Texas 78257

NOTICE OF SPECIAL MEETING OF UNITHOLDERS TO BE HELD ON JANUARY 28, 2016

To NuStar Energy L.P. Unitholders:

A special meeting of our unitholders will be held on Thursday, January 28, 2016 at 1:00 p.m., Central Standard Time, at 19003 IH-10 West, San Antonio, Texas 78257 for the following purposes:

•                 To approve the NuStar GP, LLC Fifth Amended and Restated 2000 Long-Term Incentive Plan (the “Amended Plan”) which, among other things, permits common units available for issuance under the Amended Plan to be newly issued common units in addition to outstanding common units acquired from an affiliate;

•                 To consider and vote upon the proposal to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes to approve the Amended Plan at the time of the special meeting; and

•                 To vote on such other business as may properly come before the special meeting or any postponement or adjournment thereof.

We have set the close of business on December 7, 2015 as the record date for determining which common unitholders are entitled to receive notice of and to vote at the special meeting and any postponements or adjournments thereof.  Beginning on or about December 17, 2015, we are sending our unitholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access this proxy statement and vote online.  The Notice also contains instructions on how to request a paper copy of our proxy materials, if desired.  You will have the ability to access all of our proxy materials on the website referenced in the Notice.

YOUR VOTE IS VERY IMPORTANT. Even if you plan to attend the special meeting, I urge you to authorize your proxy or direct your vote by following the instructions described in the attached proxy statement and the Notice.

By Order of the Board of Directors,

Amy L. Perry

Senior Vice President, General Counsel-Corporate & Commercial Law and Corporate Secretary

NuStar GP, LLC, general partner of the general partner of NuStar Energy L.P.

i

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19003 IH-10 West

San Antonio, Texas 78257

PROXY STATEMENT

FOR THE SPECIAL MEETING OF UNITHOLDERS

TO BE HELD ON JANUARY 28, 2016

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND VOTING

Why did I receive these proxy materials?

The board of directors (the “Board”) of NuStar GP, LLC, the general partner of our general partner, is soliciting proxies to be voted at the special meeting of our unitholders on January 28, 2016 and any adjournments or postponements thereof.  Unless otherwise indicated, the terms “Partnership,” “NuStar Energy,” “we,” “our” and “us” are used in this proxy statement to refer to NuStar Energy L.P., to one or more of our consolidated subsidiaries or to all of them taken as a whole.  The term “NuStar GP Holdings” refers to NuStar GP Holdings, LLC, which wholly owns NuStar GP, LLC.

Beginning on or about December 17, 2015, we are sending our unitholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access this proxy statement and vote online.  The Notice also contains instructions on how to request a paper copy of our proxy materials, if desired.  You will have the ability to access all of our proxy materials on the website referenced in the Notice.

When and where will the special meeting be held?

The special meeting will be held on Thursday, January 28, 2016 at 1:00 p.m., Central Standard Time, at our offices located at 19003 IH-10 West, San Antonio, Texas 78257.

What is the purpose of the special meeting?

At the special meeting, our unitholders will consider and vote upon:

•                 the proposal to approve the NuStar GP, LLC Fifth Amended and Restated 2000 Long-Term Incentive Plan (the “Amended Plan”) which, among other things, permits common units available for issuance under the Amended Plan to be newly issued common units in addition to outstanding common units acquired from an affiliate;

•                 the proposal to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes to approve the Amended Plan at the time of the special meeting; and

•                 such other business as may properly come before the special meeting or any postponement or adjournment thereof.

Who is entitled to vote at the special meeting?

Holders of record of our common units at the close of business on December 7, 2015, the record date, are entitled to vote at the special meeting or any adjournments or postponements thereof. Each common unit is entitled to one vote on each matter properly brought at the special meeting. On the record date, there were 77,886,078 common units issued and outstanding and entitled to one vote per common unit.

How many common units must be present in person or represented by proxy at the special meeting to conduct business at the special meeting?

A quorum of unitholders, being holders of a majority of our outstanding common units entitled to vote as of the record date, is necessary to hold a valid special meeting. All such common units that are represented in person or by proxy at the special meeting will be counted in determining whether a quorum is present, including proxies received but marked as abstentions as well as broker non-votes (as described below).

In the absence of a quorum, the special meeting may be adjourned by the affirmative vote of the holders of at least a majority of our outstanding common units entitled to vote at the special meeting that are represented in person or by proxy at the special meeting.

What is a proxy?

You may designate another person or entity, or “proxy,” to vote on your behalf. Holders of record can ensure that their common units are voted at the special meeting by properly signing and returning the enclosed proxy card in the enclosed pre-paid envelope or by voting by telephone or over the Internet.  If you hold your common units through a broker or other nominee, you should follow the separate voting instructions, if any, provided by your broker or other nominee with this proxy statement.

What is a broker non-vote?

Brokers and other nominees holding common units must vote according to specific instructions they receive from the beneficial owners of the common units. If specific instructions are not received, brokers and other nominees generally may vote these common units in their discretion for matters that are considered “routine.” However, the New York Stock Exchange (“NYSE”) precludes brokers who have not been given specific instructions from the beneficial owner from exercising voting discretion on certain proposals that are considered “non-routine.” This results in a “broker non-vote” on such a proposal. A broker non-vote is included for purposes of determining a quorum.

How do I vote my common units if they are registered in my name?

If your common units are registered directly in your name with our transfer agent, Computershare Investor Services, you are considered the “Unitholder of Record” with respect to those common units. Unitholders of Record may vote in person at the special meeting or by proxy using the proxy card, by telephone or over the Internet.  If you vote in person at the special meeting or submit your proxy by telephone or over the Internet or by returning a signed proxy card by mail, your common units will be voted as you indicate.  If you sign your proxy card without indicating your vote, your common units will be voted in accordance with the recommendation of the Board.

The deadline for Unitholders of Record to vote by telephone or over the Internet is 11:59 p.m. Eastern Standard Time on January 27, 2016. Set forth below is a summary of the voting methods that Unitholders of Record may use to submit their votes by proxy:

Vote by Telephone—Have the Notice you received or your proxy card in hand, and use any touch-tone telephone to call 1-800-690-6903 to transmit your voting instructions up until 11:59 p.m. Eastern Standard Time on January 27, 2016.

Vote by Internet—Have the Notice you received or your proxy card in hand, and go to www.proxyvote.com up until 11:59 p.m. Eastern Standard Time on January 27, 2016 to transmit your voting instructions and for electronic delivery of information in the future.

Vote by Mail—Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

Whether or not you plan to attend the special meeting, we urge you to vote promptly using one of these methods to ensure your vote is counted.  If you vote by telephone or over the Internet, you do not need to return your proxy card.

How do I vote my common units if they are held in “street name?”

If your common units are held in the name of your broker or other nominee, then you are considered the beneficial owner of common units held in “street name.” The broker or other nominee holding your common units is considered the Unitholder of Record for purposes of voting at the special meeting. As a beneficial owner, if you wish to vote in person at the special meeting, you will need to present valid photo identification and a legal proxy from the official Unitholder of Record, such as your broker, authorizing you to vote the common units.

As a beneficial owner of common units held in “street name,” you have the right to direct the broker or other nominee holding your common units how to vote those common units by using the voting instructions that you receive from your broker or other nominee. Under NYSE rules, as described below, your broker or other nominee will not be permitted to vote without your instructions.  Please contact your broker or other nominee if you have not received a request for voting instructions, and please follow the procedure your broker or other nominee provides to vote your common units.

What vote is required to approve each of the proposals?

The approval of the Amended Plan and the approval of any other business as may properly come before the special meeting, or any postponement or adjournment thereof, requires the affirmative vote of the holders of a majority of our outstanding common units entitled to vote as of the record date.

In the absence of a quorum or if there are not sufficient votes to approve the Amended Plan, the special meeting may be adjourned by the affirmative vote of the holders of at least a majority of our outstanding common units entitled to vote at the special meeting that are represented in person or by proxy at the special meeting.

What impact do abstentions and broker non-votes have on the approval of the proposals?

Abstentions will have the same effect as a vote against approval of the Amended Plan (“Proposal 1”) and the proposal to adjourn the special meeting if there are not sufficient votes to approve Proposal 1 at the special meeting (“Proposal 2”).

Under applicable NYSE rules, your broker or other nominee will not be permitted to vote without your instructions.  Since the affirmative vote of the holders of a majority of our outstanding common units as of the record date is required to approve Proposal 1, a broker non-vote will have the same effect as a vote against Proposal 1 because it is not considered a vote.  If a quorum is not present or there are not sufficient votes to approve Proposal 1, the special meeting may be adjourned by the affirmative vote of the holders of at least a majority of our outstanding common units entitled to vote at the special meeting  that are represented in person or by proxy at the special meeting.  If a broker or nominee has not received instructions with respect to how to vote on Proposal 2 and is represented at the special meeting, such broker non-vote will have the same effect as a vote against Proposal 2.

Will my proxy confer any discretionary voting authority?

Whether or not you are able to attend the special meeting, you are urged to complete and return your proxy, which will be voted as you direct on your proxy when properly completed. If you sign your proxy card and return it without indicating how you would like to vote your common units, your proxy will be voted as the Board recommends, which is:

•                 “FOR” the NuStar GP, LLC Fifth Amended and Restated 2000 Long-Term Incentive Plan which, among other things, permits common units available for issuance under the Amended Plan to be newly issued common units in addition to outstanding common units acquired from an affiliate (“Proposal 1”); and

•                 “FOR” the proposal to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes to approve the Amended Plan at the time of the special meeting (“Proposal 2”).

The Board is not aware of any other matters that will come before the special meeting or any postponement or adjournment of the special meeting. If any other matters properly come before the special meeting or any postponement or adjournment of the special meeting, the persons designated as proxies intend to vote in accordance with their best judgment on such matters.

How can I revoke my proxy or change my voting instructions?

If you are a Unitholder of Record, you can revoke your proxy at any time before voting is closed at the special meeting by:

•                 submitting a written notice of revocation to the Corporate Secretary at NuStar Energy L.P., 19003 IH-10 West, San Antonio, Texas 78257 that is received by the Corporate Secretary by 11:59 p.m. Eastern Standard Time on January 27, 2016;

•                 submitting a valid, signed and later-dated proxy by mail that is received by 11:59 p.m. Eastern Standard Time on January 27, 2016;

•                 submitting a valid proxy by telephone or over the Internet by 11:59 p.m. Eastern Standard Time on January 27, 2016; or

•                 voting by ballot in person at the special meeting.

Please note that, if you attend the special meeting, your previously granted proxy will not be revoked unless you specifically so request as described above.

If you have instructed your broker or other nominee how to vote your common units and wish to change those voting instructions, you must follow the directions received from your broker or other nominee.

All common units for which proxies have been properly submitted and not revoked will be voted as directed at the special meeting.

Who is paying for this proxy solicitation?

We will bear the cost of preparing, printing and delivering the proxy materials. In addition to delivering the proxy materials, proxies may be solicited by directors, officers and employees of the general partner of our general partner or its affiliates in person or by telephone, none of whom will be additionally compensated for such solicitation but may be reimbursed for out-of-pocket expenses incurred in connection with such solicitation.

We will also request brokers and other nominees to forward proxy materials to the beneficial owners of our common units as of the record date and will provide reimbursement for the cost of forwarding the proxy materials in accordance with customary practice.

We have retained Georgeson Inc. (“Georgeson”), a firm experienced in the solicitation of proxies on behalf of public companies, to assist in the proxy solicitation process at a fee of approximately $10,500. In addition, we have agreed to pay Georgeson $6.00 for each call it receives from or makes to individual record holders or non-objecting beneficial owners. We also have agreed to reimburse Georgeson for certain costs and expenses and to indemnify it for any claims or liabilities it may incur as a result of the proxy solicitation.

ADDITIONAL QUESTIONS AND INFORMATION

If you would like additional copies of this proxy statement (which copies will be provided to you without charge) or if you have questions, including regarding the procedures for voting your common units, you should contact:

NuStar Energy L.P.
19003 IH-10 West
San Antonio, Texas 78257
Attention: Corporate Secretary

corporatesecretary@nustarenergy.com

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE SPECIAL MEETING OF UNITHOLDERS TO BE HELD ON JANUARY 28, 2016

The Notice of Special Meeting and Proxy Statement are available at www.proxyvote.com.

PROPOSAL 1
THE AMENDED PLAN

Approval of the Amended Plan

The Board oversees the NuStar GP, LLC Fourth Amended and Restated 2000 Long-Term Incentive Plan (the “Current Plan”) and determines grants of awards under the Current Plan to employees performing services for NuStar Energy in the United States (“NS U.S. Employees”) and around the world.  NuStar GP, LLC currently employs the NS U.S. Employees and, through its staff, implements grants and vesting under the Current Plan.  NuStar Energy reimburses NuStar GP, LLC for all expenses NuStar GP, LLC incurs for the NS U.S. Employees.  In order to simplify our structure, if the Amended Plan is approved, we intend to transfer the NS U.S. Employees and day-to-day administration of the Amended Plan to a direct wholly owned subsidiary of NuStar Energy (“Partnership Sub”).  The Board, however, will continue to oversee the Amended Plan and determine grants of awards under the Amended Plan.

Under generally accepted accounting principles in the United States, there are two methods of classifying long-term incentive grants like those made under the Amended Plan:

(1)        equity awards; and

(2)        liability awards.

For an award classified as an equity award, the amount of expense recognized is determined based on the fair market value of the award on the date of grant.  However, the expense recognized for an award classified as a liability award fluctuates with the market price of the underlying equity until the award vests.  The adjustments resulting from the fluctuating value associated with awards classified as liabilities can create volatility in earnings.

For NuStar Energy, the answers to two questions determine how we must classify awards:

(1)        are the grants settled upon vesting with newly issued equity; and

(2)                              is the equity underlying an award the equity of either the granting entity or one of its consolidated affiliates?

If the answer to either of the above questions is “no,” then the award is classified as a liability award.

Currently, we do not issue new units to satisfy vested awards and awards of NuStar Energy common units under the Current Plan are made to the NS U.S. Employees, who are employed by NuStar GP, LLC, which is not consolidated with NuStar Energy.  By approving the Amended Plan to permit new issuances of common units and then transferring the NS U.S. Employees into the NuStar Energy consolidated affiliate group, substantially all of our currently outstanding and subsequently issued awards will be classified as equity awards, which would greatly reduce the volatility in the expense related to our awards.  In addition, these changes will put our structure, approach to long-term incentives and accounting more in-line with those of our peer master limited partnerships (“MLPs”).

The Board believes that the Amended Plan is necessary to ensure that our compensation program has the flexibility to make common units available for issuance under the Amended Plan in an efficient and effective manner, without requiring that the Partnership expend funds that may otherwise constitute cash available for distribution.

The Board approved the Amended Plan and, assuming it is approved by the common unitholders at the special meeting, the Amended Plan will be effective as of January 28, 2016.  The essential features of the Amended Plan are summarized below.

The Amended Plan:

•                 permits common units available for issuance under the Amended Plan to be newly issued in addition to outstanding common units acquired from an Affiliate (as defined below);

•                 permits the granting of Unit Awards (as defined below), which awards may be subject to vesting (including requirements for continued service) and forfeiture requirements;

•                 removes certain obsolete provisions;

•                 makes certain technical changes for tax law and accounting purposes; and

•                 extends the term of the Amended Plan for ten years from the new effective date.

Purpose of the Amended Plan

The Amended Plan is intended to promote the interests of the Partnership by providing employees and directors of NuStar GP, LLC and its Affiliates (including Partnership Sub) who perform services for the Partnership and its subsidiaries with unit-based incentive awards for superior performance. The Amended Plan also is intended to enhance NuStar GP, LLC’s and its Affiliates’ ability to attract and retain employees whose services are key to the growth and profitability of the Partnership, and to encourage them to devote their best efforts to the business of the Partnership, thereby advancing the Partnership’s interests.

Amended Plan Provisions

The Amended Plan will provide for the grant of (1) Options (as defined below) to acquire common units of the Partnership (“Units”), (2) Restricted Units (as defined below) representing contractual rights to receive Units or cash upon vesting of such award, and (3) Unit Awards (as defined below) that provide for upfront grants of Units that may be subject to certain vesting and forfeiture conditions.  The Amended Plan also will provide for Performance Awards (as defined below) in the form of cash or Units, the vesting of which will be subject to achievement of certain performance goals as determined by the Committee (as defined below). In certain cases, Restricted Units or other awards may be granted in tandem with a distribution equivalent right (“DER”), which is a contingent right to receive an amount in cash equal to the cash distributions made by the Partnership with respect to a Unit during the period such Restricted Unit or other award is outstanding.

Administration

The Amended Plan will be administered by the Compensation Committee of the Board or such other committee of the Board appointed to administer the Amended Plan (referred to as the “Committee” for purposes of this Proposal 1 only).

Subject to the Amended Plan, the Committee will be authorized to:

•                 determine which individuals are eligible to participate in the Amended Plan;

•                 designate participants in the Amended Plan;

•                 determine the type or types of awards to be granted to a participant;

•                 determine the number of Units to be covered by an award;

•                 determine the terms and conditions of any award;

•                 determine whether, to what extent, and under what circumstances awards may be settled, exercised, canceled or forfeited or the vesting or exercisability of such awards may be accelerated;

•                 interpret and administer the Amended Plan and any instrument or agreement relating to an award made under the Amended Plan;

•                 establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Amended Plan; and

•                 make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Amended Plan.

Units Available for Awards

Following the approval of the Amended Plan, the number of Units available under the Amended Plan will continue to be limited to 3,250,000, subject to certain adjustments, as provided below. Any Units delivered pursuant to an award will consist, in whole or in part, of Units acquired in the open market, from the Partnership, NuStar GP, LLC, any Affiliate or any other person, or newly issued Units by the Partnership, or any combination of the foregoing, as determined by the Committee in its discretion.

If an award is forfeited, otherwise expires or is cancelled without the delivery of Units to the participant, or if Units are held back to cover exercise prices or tax withholdings, those Units will again be available to be granted under the Amended Plan.  For the avoidance of doubt, the grant of Units under a Unit Award subject to vesting will not be a delivery of Units for this purpose unless and until such Units vest. If the Committee determines that a transaction or event affects the Units such that an adjustment is determined by the Committee to be appropriate in order to maintain the benefits or potential benefits intended to be made available under the Amended Plan, then the Committee shall, in a manner it may deem equitable, adjust:

•                 the number and type of Units with respect to which awards may be granted;

•                 the number and type of Units subject to outstanding awards; and

•                 if deemed appropriate, make a provision for a cash payment to the holder of an outstanding award;

provided, that the number of Units subject to an award is required to be a whole number.

In addition, the Committee will be authorized to make adjustments to the terms and conditions of awards in recognition of certain unusual or nonrecurring events affecting the Partnership or its financial statements, or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate to maintain the benefits or potential benefits intended to be made available under the Amended Plan.

Eligibility

As determined by the Committee, any employee or director of NuStar GP, LLC, the Partnership, Partnership Sub or an Affiliate of any of the foregoing will be eligible to receive awards under the Amended Plan. An “Affiliate” generally means an entity or person that controls, is controlled by or is under common control with another. The terms and conditions of awards need not be the same with respect to each participant. The grant of an award will not give a participant the right to be retained in the employ of or a director of NuStar GP, LLC, the Partnership, Partnership Sub or any of their respective Affiliates.

Awards

Awards under the Amended Plan may, in the discretion of the Committee, be granted alone or in addition to, or in tandem with, any other award granted under the Amended Plan.  Awards will not be assignable or transferable by the participant other than by will or by the laws of descent and distribution.  The Amended Plan will provide that the following awards may be granted:

Options.

The Committee will have the authority to determine the employees and directors to whom options (“Options”) to purchase Units under the Amended Plan shall be granted, the number of Units to be covered by each Option, the exercise price for each Unit under the Option and the conditions and limitations applicable to the exercise of the Option.

The Amended Plan will provide that the price per Unit purchasable under an Option may not be less than 100% of the fair market value of a Unit on the date of the Option grant.

The Committee also will determine the restricted period (the time or times after which an Option (or any portion thereof) vests and may be exercised in whole or in part) and the method or methods by which a participant may pay the exercise price.  During the lifetime of the participant, an Option will be exercisable only by the participant.

Once an Option (or any portion thereof) becomes vested in accordance with the applicable vesting schedule, the Option (or such portion thereof) will remain exercisable for a period of ten years from the date of grant, or for a shorter period that may be specified by the Committee or the terms of the award.

No participant will have any rights of a unitholder with respect to any Units covered by an Option until the participant has exercised the Option, paid the exercise price and has been issued such Units.

Restricted Units.

The Committee will have the authority to grant phantom units under the Amended Plan, each of which will represent a contractual right to receive the value of one Unit, and which upon or following vesting will entitle the participant to receive a Unit or a cash payment equal to the fair market value of a Unit on the date of vesting (each such phantom unit, a “Restricted Unit”). The Committee will have the authority to determine the employees and directors to whom Restricted Units may be granted, the number of Restricted Units to be granted to each such participant, the duration of the restricted period (if any), the conditions under which the Restricted Units may become vested (which may be immediate upon grant) or forfeited and such other terms and conditions as the Committee may establish respecting such awards.

The Committee may also include a tandem grant of a DER that will entitle the participant to receive cash equal to any cash distributions made on Units prior to the vesting of the Restricted Units, which may be paid directly to the participant, credited to a bookkeeping account or subject to additional restrictions that may be determined by the Committee.

Except as otherwise may be determined by the Committee and set forth in the award terms, vested Restricted Units will be settled in Units.

Performance Awards.

The Committee will have the authority to grant performance-based awards in the form of performance-based units, performance-based cash awards or DERs to participants subject to the performance goals and performance period as it shall determine (collectively, “Performance Awards”).  Options, Restricted Units and Unit Awards may be granted as Performance Awards.  The Committee will have complete discretion in determining the number and/or value of Performance Awards granted to each Participant.  Any Performance Awards in the form of performance-based units granted under the Amended Plan will have a minimum vesting period of one year from the date of grant, unless the Committee provides for earlier vesting.

Except as otherwise may be determined by the Committee and set forth in the award terms, vested Performance Awards will be settled in Units.

The Committee will set performance goals in its discretion for each participant who is granted a Performance Award.  Performance goals may be particular to a participant, may relate to the performance of the Affiliate which employs him or her, may be based on the division which employs him or her, may be based on the performance of the Partnership generally, or a combination of the foregoing.  The performance goals may be based on achievement of balance sheet or income statement objectives, or any other objectives established by the Committee.  The performance goals may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated.  The extent to which such performance goals are met will determine the number and/or value of the Performance Award to the participant.

Unit Awards.

The Committee will have the authority to determine the employees and directors to whom awards of Units (“Unit Awards”) may be granted, the number of Units to be granted to each such participant, the duration of the restricted period (if any), the conditions under which the Units awarded thereunder may become vested (which may be immediate upon grant) or forfeited and such other terms and conditions as the Committee may establish respecting such awards.  Upon or as soon as reasonably practicable following the vesting of each Unit under a Unit Award that is subject to a restricted period, subject to satisfying the tax withholding obligations, the participant will be entitled to have the restrictions removed from his or her Unit certificate (or book-entry account, as applicable) so that the participant will then hold an unrestricted Unit.

The Committee, in its discretion, may provide that distributions with respect to Units under a Unit Award that is subject to a restricted period will be paid directly to the participant without restriction, be credited to a bookkeeping account (with or without interest in the discretion of the Committee) subject to the same restrictions as the Unit Award, or be subject to such other provisions or restrictions as may be determined by the Committee in its discretion.  Unless otherwise determined by the Committee in the terms of a Unit Award, distributions with respect to Units under Unit Awards will be subject to the same vesting and forfeiture requirements as the underlying Units.

Definition and Effect of Change of Control

Upon a change of control (as generally defined below), all awards granted under the Amended Plan will automatically vest and become payable or exercisable, as the case may be, in full.  All restricted periods will terminate and all performance criteria, if any, will be deemed to have been achieved at the maximum level. To the extent an Option is not exercised, upon the change of control, the Committee may, in its discretion, cancel that Option or provide for an assumption of that Option or a replacement grant on substantially the same terms.  However, upon any cancellation of such an Option that has a positive “spread,” the holder will be paid an amount in cash and/or other property, as determined by the Committee, equal to the “spread” of the Option and, in the event there is no positive “spread,” the Option will be cancelled without any payment for that Option.

Generally, a “change of control” under the Amended Plan occurs upon one or more of the following events:

With respect to employees and directors of NuStar GP, LLC or its Affiliates (other than the Partnership, Partnership Sub or their respective subsidiaries):

(1)      any sale, exchange or other disposition (in one transaction or a series of related transactions) of all or substantially all of the assets of NuStar GP, LLC or the Partnership to any person or its Affiliates, unless immediately following such sale, exchange or other disposition such assets are owned, directly or indirectly, by NuStar GP Holdings and its Affiliates or by NuStar GP, LLC;

(2)      the consolidation or merger of the Partnership or NuStar GP, LLC with or into another entity pursuant to a transaction in which the outstanding voting interests of NuStar GP, LLC are changed into or exchanged for cash, securities or other property, other than any such transaction where, in the case of NuStar GP, LLC:

(a)       all outstanding voting interests of NuStar GP, LLC are changed into or exchanged for voting stock or interests of the surviving corporation or entity or its parent; and

(b)      the holders of the voting interests of NuStar GP, LLC immediately prior to such transaction own, directly or indirectly, not less than a majority of the voting stock or interests of the surviving corporation or entity or its parent immediately after such transaction and, in the case of the Partnership, NuStar GP Holdings retains operational control, whether by way of holding a general partner interest, managing member interest or a majority of the outstanding voting interests of the surviving corporation or entity or its parent, NuStar GP Holdings;

(3)      a person or group becomes a beneficial owner of more than 50% of all voting interests of NuStar GP, LLC or NuStar GP Holdings then outstanding other than, in the case of NuStar GP, LLC, a merger or consolidation which would not constitute a change of control under clause (2) above; or

(4)      in the case of NuStar GP Holdings, the consummation of a reorganization, merger, consolidation or other form of business transaction or series of business transactions, in each case, with respect to which more than 50% of the voting power of the outstanding equity interests in NuStar GP Holdings cease to be owned by the persons who owned such interests immediately prior to such reorganization, merger, consolidation or other form of business transaction or series of business transactions.

With respect to an employee or director of the Partnership, Partnership Sub or their respective subsidiaries:

(1)      any sale, exchange or other disposition (in one transaction or a series of related transactions) of all or substantially all of the assets of the Partnership or Partnership Sub to any person or its Affiliates, unless immediately following such sale, exchange or other disposition such assets are owned, directly or indirectly, by NuStar GP Holdings, NuStar GP, LLC, the Partnership, Partnership Sub or any of their respective Affiliates;

(2)      the consolidation or merger of the Partnership or Partnership Sub with or into another entity pursuant to a transaction in which the outstanding voting interests of the Partnership or Partnership Sub, as applicable, are changed into or exchanged for cash, securities or other property, other than any such transaction where:

(a)       all outstanding voting interests of the Partnership or Partnership Sub, as applicable, are changed into or exchanged for voting stock or interests of the surviving corporation or entity or its parent; and

(b)      the holders of the voting interests of the Partnership or Partnership Sub, as applicable, immediately prior to such transaction own, directly or indirectly, not less than a majority of the voting stock or interests of the surviving corporation or entity or its parent immediately after such transaction and, in the case of the Partnership, NuStar GP Holdings retains operational control, whether by way of holding a general partner interest, managing member interest or a majority of the outstanding voting interests of the surviving corporation or entity or its parent, NuStar GP Holdings;

(3)      a person or group becomes a beneficial owner of more than 50% of all voting interests of NuStar GP Holdings, NuStar GP, LLC, the Partnership or Partnership Sub then outstanding, other than in a merger or consolidation which would not constitute a change of control under clause (2) above;

(4)      the limited partners of the Partnership approve, in one or a series of transactions, a plan of complete liquidation of the Partnership; or

(5)      in the case of NuStar GP Holdings, the consummation of a reorganization, merger, consolidation or other form of business transaction or series of business transactions, in each case, with respect to which more than 50% of the voting power of the outstanding equity interests in NuStar GP Holdings cease to be owned by the persons who owned such interests immediately prior to such reorganization, merger, consolidation or other form of business transaction or series of business transactions.

The transfer of the Amended Plan to Partnership Sub upon the approval of the Amended Plan by the unitholders at the special meeting will not constitute a change of control under the Current Plan or the Amended Plan.

Amendment and Termination

The Committee will have the authority to amend, alter, suspend, discontinue or terminate the Amended Plan except to the extent prohibited by applicable law or the rules of the NYSE. The Committee may waive any conditions or rights under, amend any terms of, or alter any award granted.

Federal Tax Consequences

The following is a general description of federal income tax consequences of Options, Restricted Units and Unit Awards granted under the Amended Plan. It is a general summary only. In particular, this general description does not discuss the applicability of income tax laws of any state or local government or foreign country, nor does it address employment tax (e.g., Social Security taxes) consequences.  This description is based on current law and is subject to change (possibly retroactively).  The tax treatment of participants in the Amended Plan could vary depending upon each participant’s particular circumstances and may, therefore, be subject to special rules not discussed below.  In addition, Options that provide for a “deferral of compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), Restricted Units and certain other awards that may be granted pursuant to the Amended Plan could be subject to additional taxes unless designed either to comply with or to be exempt from Section 409A of the Code.

Options

Options granted under the Amended Plan will be non-statutory options under the Code. Generally, there will be no federal income tax consequences to participants, the Partnership, NuStar GP, LLC or their respective Affiliates (including Partnership Sub) upon the grant of an Option under the Amended Plan. Generally, upon the exercise of Options, participants will recognize ordinary compensation income in an amount equal to the excess of the fair market value of the Units at the time of exercise over the exercise price of the Option.  The Partnership or one of its Affiliates (including Partnership Sub) generally will be entitled to a corresponding federal income tax deduction.

Upon the sale of Units acquired by exercise of an Option, any appreciation (or depreciation) in the value of Units after the exercise of the Option will be treated as long- or short-term capital gain (or loss) for federal income tax purposes, depending on the holding period.

Restricted Units

A Restricted Unit awarded under the Amended Plan will represent a contractual right of the participant to receive one Unit (or, if provided by the Committee, a cash payment equal to the value of one Unit) upon the satisfaction of the conditions necessary for the vesting. Generally, there are no federal income tax consequences to participants, the Partnership or NuStar GP, LLC or their respective Affiliates (including Partnership Sub) upon the award of a Restricted Unit. Generally, upon the vesting of Restricted Units, the participants will recognize ordinary compensation income in an amount equal to the fair market value of the Units received or the amount of cash received. The participant will recognize ordinary compensation income when DERs, if any, granted in tandem with the Restricted Unit are paid to the participant. The Partnership or one of its Affiliates (including Partnership Sub) generally will be entitled to a corresponding federal income tax deduction.

Upon the sale of Units, if any, acquired from the vesting of Restricted Units, any appreciation (or depreciation) in the value of Units after the vesting will be treated as long- or short-term capital gain (or loss) for federal income tax purposes, depending on the holding period.

Unit Awards

In general, a participant will recognize ordinary compensation income as a result of the receipt of Units pursuant to a Unit Award when the Units are received, provided that if the Units are not transferable in accordance with Section 83 of the Code and are subject to a substantial risk of forfeiture when received, the participant will recognize ordinary compensation income in an amount equal to the fair market value of Units (1) when the Units first become transferable in accordance with Section 83 of the Code or are no longer subject to a substantial risk of forfeiture, in cases where a participant does not make a valid election under Section 83(b) of the Code to include the fair market value of the Units in income on the date of grant or (2) when the Units are granted, in cases where a participant makes a valid election under Section 83(b) of the Code to include the fair market value of the Units in income on the date of grant.

Distributions with respect to the Units that are received by a participant prior to the time that the Units are taxed to the participant under the rules described in the preceding paragraph are taxed as additional compensation (taxable as ordinary income), and are not treated as distributions on Units.  A participant who is an employee will be subject to withholding for federal, and generally for state and local, income taxes at the time he or she recognizes income with respect to an award under the Amended Plan, whether such recognition is as a result of the grant, vesting or exercise of such award, as applicable, or otherwise. Directors must make their own arrangements for satisfying any tax obligations they may incur in connection with the receipt of an award under the Amended Plan.

Code Limitations on Deductibility

In order for the amounts described above to be deductible by the Partnership or one of its Affiliates (including Partnership Sub), the amounts must constitute reasonable compensation for services rendered or to be rendered and must be ordinary and necessary business expenses.

Limited Partnership Interest

The Partnership is not a taxable entity and, as such, it does not incur any federal income tax liability.  Instead, each holder of our Units is required to report on his or her income tax return his or her share of the Partnership’s income, gains, losses and deductions in computing his or her federal income tax liability, regardless of whether cash distributions are made to him or her by the Partnership.  Distributions by the Partnership to a holder of Units are generally not taxable unless the amount of cash distributed is in excess of the holder’s adjusted basis in his or her interest.  Usually during the first quarter of each year, the Partnership will mail to each partner a Schedule K-1 showing the amounts of income, gains, losses, and deductions that the partner is required to reflect on his or her federal income tax return as a limited partner for the preceding year.

Long-Term Incentive Plan Awards

Awards under the Amended Plan will be discretionary.  Accordingly, the amounts that individual grantees may receive in the future are not determinable at this time. The following table sets forth information concerning the Restricted Unit and performance unit awards made during 2014 pursuant to the Current Plan to (1) NuStar GP, LLC’s chief executive officer, chief financial officer and its three other most highly compensated executive officers as of the end of 2014, (2) all current executive officers of NuStar GP, LLC as a group, (3) all current directors of NuStar GP, LLC who are not executive officers as a group and (4) all employees of NuStar GP, LLC, including all current officers who are not executive officers, as a group.

Name and Position	Restricted Units	Performance Units
Bradley C. Barron President and Chief Executive Officer	7,155	8,000
Thomas R. Shoaf Executive Vice President and Chief Financial Officer	3,610	4,284
Mary Rose Brown Executive Vice President and Chief Administrative Officer	3,885	4,614
Amy L. Perry Senior Vice President, General Counsel-Corporate and Commercial Law & Corporate Secretary	2,000	2,142
Karen M. Thompson Senior Vice President, General Counsel-Litigation, Regulatory & Environmental	2,150	2,142
Executive Group	20,875	23,234
Non-Executive Director Group	5,695	–
Non-Executive Officer Employee Group	208,774	28,841

Awards Granted Under the Current Plan

As of November 30, 2015, out of the 3,250,000 Units authorized for grant under the Current Plan, an aggregate of 2,037,596 Units (net of cancellations and forfeitures) have been awarded, and 1,212,404 Units remained available for grant.

No grants have been made that are subject to unitholder approval of the Amended Plan. Because grants under the Amended Plan will be discretionary, it is not possible at this time to predict the number of grants or the persons to whom grants will be made in the future under the Amended Plan.

The closing sales price of the Partnership’s Units on November 30, 2015 was $40.02 per Unit.

Text of the Amended Plan

The full text of the Amended Plan is attached as Appendix A to this proxy statement. The statements made in this proxy statement with respect to the Amended Plan should be read in conjunction with, and are qualified in their entirety by reference to, the full text of the Amended Plan attached as Appendix A to this proxy statement.

Vote Required

The approval of the Amended Plan requires the affirmative vote of the holders of a majority of our outstanding common units entitled to vote as of the record date and that are represented in person or by proxy at the special meeting. A broker non-vote has the same effect as a vote against Proposal 1 because it is not considered a vote.

In the event Proposal 1 is not approved at the special meeting, the Current Plan will continue to be used by the Partnership as part of its compensation program.

Recommendation

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE TO APPROVE THE AMENDED PLAN.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information about NuStar GP, LLC’s equity compensation plans as of December 31, 2014, which are described in further detail in Note 20 of the Notes to Consolidated Financial Statements in Item 8. “Financial Statements and Supplementary Data” of the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2014.

Plan categories	Number of securities to be issued upon exercise of outstanding unit options, warrants and rights (3)	Weighted-average exercise price of outstanding unit options, warrants and rights ($) (4)	Number of securities remaining for future issuance under equity compensation plans
Equity Compensation Plans approved by security holders (1)	669,906	57.44	1,441,988
Equity Compensation Plans not approved by security holders (2)	63,584	57.51	—

(1)          The information in this row relates to the Current Plan.

(2)          The information in this row relates to NuStar GP, LLC’s 2003 Employee Unit Incentive Plan, which terminated on June 16, 2013, and NuStar GP, LLC’s 2002 Unit Option Plan, which terminated on March 22, 2012.

(3)          Currently, upon the vesting of a Restricted Unit or Performance Award or the exercise of an Option granted under the Current Plan, NuStar GP, LLC purchases NuStar Energy units on the open market to satisfy that vesting or exercise, and no new NuStar Energy common units are issued to satisfy the vesting of Restricted Units or Performance Awards or the exercises of Options.

(4)          The information in this column includes only the exercise price for Options.  No value is included in this column for Restricted Units or Performance Awards because they do not have an exercise price.

INTERESTS OF CERTAIN PERSONS IN THE AMENDED PLAN

Executive officers, directors and employees of NuStar GP, LLC and any of their Affiliates are eligible to receive awards under the Current Plan and will be eligible to receive awards under the Amended Plan. Accordingly, the executive officers, directors and employees of NuStar GP, LLC and their Affiliates have a substantial interest in the approval of the Amended Plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND MANAGEMENT OF NUSTAR GP, LLC

The following table sets forth ownership of NuStar Energy units and NuStar GP Holdings units by the directors and executive officers of NuStar GP, LLC as of November 30, 2015. Unless otherwise indicated in the notes to the table, each of the named persons and members of the group has sole voting and investment power with respect to the units shown.

Name of Beneficial Owner (1)	NuStar Energy Units Beneficially Owned (2)	Percentage of Outstanding NuStar Energy Units (3)	NuStar GP Holdings Units Beneficially Owned (4)	Percentage of Outstanding NuStar GP Holdings Units(5)
William E. Greehey	2,943,690	3.8%	8,586,215	20.0%
Bradley C. Barron	44,153	*	37,599	*
J. Dan Bates	31,143	*	2,000	*
Dan J. Hill	22,185	*	13,000	*
W. Grady Rosier	19,856	*	5,000	*
Mary Rose Brown	54,349	*	52,928	*
Thomas R. Shoaf	23,611	*	17,203	*
Jorge A. del Alamo	13,526	*	2,960	*
Amy L. Perry (6)	8,820	*	3,080	*
Karen M. Thompson	14,176	*	3,080	*
All directors and executive officers as a group (10 people)	3,175,509	4.1%	8,723,065	20.3%

*                       Indicates that the percentage of beneficial ownership does not exceed 1% of the class.

(1)               The business address for all beneficial owners listed above is 19003 IH-10 West, San Antonio, Texas 78257.

(2)               This column includes restricted units issued under the long-term incentive plans of NuStar GP, LLC. Restricted units granted under NuStar GP, LLC’s long-term incentive plans are rights to receive NuStar Energy units upon vesting and, as such, may not be disposed of or voted until vested.

(3)               As of November 30, 2015, 77,886,078 NuStar Energy units were issued and outstanding. There are no classes of equity securities of NuStar Energy outstanding other than the units.

(4)               This column includes restricted units issued under the long-term incentive plan of NuStar GP Holdings. Restricted units granted under NuStar GP Holdings’ long-term incentive plan are rights to receive NuStar GP Holdings units upon vesting and, as such, may not be disposed of or voted until vested.

(5)               As of November 30, 2015, 42,913,969 NuStar GP Holdings units were issued and outstanding. There are no classes of equity securities of NuStar GP Holdings outstanding other than the units.

(6)               Ms. Perry was divorced in September 2012 and, as a part of the settlement, Ms. Perry agreed to give her ex-spouse a portion of any NuStar Energy units she would receive in the future upon vesting of restricted units that were granted to her prior to September 2012 (in 2007 through 2011) and remained outstanding at the time of the divorce.

Except as otherwise indicated, the following table sets forth certain information with respect to each entity known to us to be the beneficial owner of more than 5% of our outstanding units.

Name and Address of Beneficial Owner	Units	Percentage of Units (4)
NuStar GP Holdings (1)	10,336,351	13.3%
Oppenheimer Funds, Inc. (2)	7,771,109	10.0%
ALPS Advisors, Inc. (3)	4,155,451	5.3%

__________

(1)               As of November 30, 2015, NuStar GP Holdings owns these NuStar Energy units through its wholly owned subsidiaries, NuStar GP, LLC and Riverwalk Holdings, LLC. NuStar GP Holdings controls voting and investment power of the units through these wholly owned subsidiaries. NuStar GP Holdings’ business address is 19003 IH-10 West, San Antonio, Texas 78257.

(2)               As reported on a Schedule 13G filed on January 30, 2015, Oppenheimer Funds, Inc. (“OFI”) is an investment adviser that may be deemed to beneficially own, and has shared voting and dispositive power with respect to, 7,771,109 units. The 7,771,109 units that OFI may be deemed to beneficially own include 6,208,932 units that Oppenheimer SteelPath MLP Income Fund (“OSP”), an investment company, may be deemed to beneficially own. OSP has shared voting and dispositive power with respect to the 6,208,932 units. OFI disclaims beneficial ownership of the units pursuant to Rule 13d-4 of the Securities Exchange Act of 1934. OFI’s business address is Two World Financial Center, 225 Liberty Street, New York, New York 10281. OSP’s business address is 6803 S. Tucson Way, Centennial, Colorado 80112.

(3)               As reported on a Schedule 13G filed on February 17, 2015, ALPS Advisors, Inc. (“AAI”) is an investment adviser that may be deemed to beneficially own, and has shared voting and dispositive power with respect to, 4,155,451 units. The 4,155,451 units that AAI may be deemed to beneficially own include 4,143,307 units that Alerian MLP ETF (“Alerian”) may be deemed to beneficially own. Alerian has shared voting and dispositive power with respect to the 4,143,307 units. AAI disclaims beneficial ownership of the units pursuant to Rule 13d-4 of the Securities Exchange Act of 1934. The business address of AAI and Alerian is 1290 Broadway, Suite 1100, Denver, Colorado 80203.

(4)               As of November 30, 2015, there were 77,886,078 NuStar Energy L.P. units issued and outstanding.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on its review and discussion and such other matters the Compensation Committee deemed relevant and appropriate, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Members of the Compensation Committee:

Dan J. Hill (Chairman)
J. Dan Bates
W. Grady Rosier

COMPENSATION DISCUSSION AND ANALYSIS

Executive Compensation Philosophy

Our philosophy for compensating our named executive officers (“NEOs”) is based on the belief that a significant portion of executive compensation should be incentive-based and determined by both NuStar Energy’s and the executive’s performance objectives. Our executive compensation programs are designed to accomplish the following long-term objectives:

•                 increase value to unitholders, while practicing good corporate governance;

•                 support our business strategy and business plan by clearly communicating what is expected of executives with respect to goals and results;

•                 provide the Compensation Committee with the flexibility to respond to the continually changing environment in which NuStar Energy operates;

•                 align executive incentive compensation with NuStar Energy’s short- and long-term performance results; and

•                 provide market-competitive compensation and benefits to enable us to recruit, retain and motivate the executive talent necessary to produce sustainable, superior growth for our unitholders.

Compensation for our NEOs primarily consists of base salary, an annual incentive bonus and long-term, equity-based incentives. Our executives participate in the same group benefit programs available to our salaried employees in the United States. In addition, see “Post-Employment Benefits” below in this Compensation Discussion and Analysis. Our executives do not have employment or severance agreements, other than the change of control severance agreements described below under “Potential Payments Upon Termination or Change of Control.” The Compensation Committee targets base salary for our NEOs, as well as annual incentive bonus and long-term incentive opportunities (expressed, in each case, as a percentage of base salary), with reference to median practices of our peer companies and information from survey sources. Each NEO’s incentive bonus is awarded in accordance with the same bonus plan and metric that we use for each of our other employees. In determining total compensation, as well as each component thereof, we consider the unique responsibilities of each individual’s position, as well as his or her experience and performance, together with the market information.

Our NEOs for the year ended December 31, 2014 were: Bradley C. Barron, Thomas R. Shoaf, Mary Rose Brown, Amy L. Perry and Karen M. Thompson. On January 1, 2014, Mr. Barron, formerly Executive Vice President (“EVP”) & General Counsel (“GC”), was named President & Chief Executive Officer (“CEO”) and Thomas R. Shoaf, formerly Senior Vice President (“SVP”) & Controller, was named EVP & Chief Financial Officer (“CFO”). Also on January 1, 2014, Amy L. Perry, formerly Vice President (“VP”), Assistant GC-Corporate and Commercial Law & Corporate Secretary, was named SVP, GC-Corporate and Commercial Law & Corporate Secretary, and Karen M. Thompson, formerly VP & Assistant GC-Litigation, was named SVP & GC-Litigation, Regulatory and Environmental.

Administration of Executive Compensation Programs

Our executive compensation programs are administered by the Board’s Compensation Committee. The Compensation Committee is composed of independent directors who are not participants in our executive compensation programs. Policies adopted by the Compensation Committee are implemented by our compensation and benefits staff.

Annually, the Compensation Committee reviews market trends in compensation, including the practices of identified competitors, and the alignment of the compensation program with NuStar Energy’s strategy. Specifically, for executive officers, the Compensation Committee:

•                 establishes and approves target compensation levels for each executive officer;

•                 approves company performance measures and goals;

•                 determines the mix between cash and equity compensation, short-term and long-term incentives and benefits;

•                 verifies the achievement of previously established performance goals; and

•                 approves the resulting cash or equity awards to executives.

In making determinations about total compensation for executives, the Compensation Committee takes into account a number of factors, including: the competitive market for talent; compensation paid at peer companies; industry-wide trends; NuStar Energy’s performance; the particular executive’s role, responsibilities, experience and performance; and retention. The Compensation Committee also considers other equitable factors such as the role, contribution and performance of an individual executive relative to the executive’s peers at the company. The Compensation Committee does not assign specific weight to these factors, but rather makes a subjective judgment taking all of these factors into account.

The Compensation Committee has retained BDO USA, LLP (“BDO”) as its independent compensation consultant for BDO’s expertise and guidance with respect to executive compensation matters. In its role as advisor to the Compensation Committee, BDO was retained directly by the Compensation Committee, which has the authority to select, retain and/or terminate its relationship with a consulting firm.  The Compensation Committee determined that there are no conflicts of interest between the Company, the Compensation Committee and BDO because BDO provides no other services to NuStar Energy; fees paid to BDO represent less than a fraction of 1% of BDO’s worldwide revenues; BDO has policies in place to prevent a conflict of interest, including a policy that no employee of BDO may own NuStar Energy units; and there is no business or personal relationship between BDO’s consultant and any of NuStar Energy’s officers or directors.

Selection of Compensation Comparative Data

The Compensation Committee has relied upon two primary sources of data in developing competitive market reference points for base salaries and annual cash incentive and long-term incentive targets: a group of MLPs and other companies in our industry and broader survey data on comparably sized entities.

To establish compensation for the NEOs, including the CEO, the Compensation Committee, in consultation with management and BDO, identified a specific peer group to evaluate competitive levels of compensation. Historically, our peer group was composed of MLPs and independent, regional refining companies against which we felt that we competed for executive talent at the time (the “Historical Compensation Comparative Group”). During 2013, we sold our refining assets, and, during 2014, we sold our remaining 50% interest in the asphalt business. Accordingly, during 2014, the Compensation Committee, in consultation with management and BDO, reevaluated our peer group. Beginning in July 2014, our peer group (the “Current Compensation Comparative Group”) is composed entirely of MLPs against which we believe we compete for executive talent. The competitive data for the companies in the Historical Compensation Comparative Group and the Current Compensation Comparative Group is derived from their respective publicly filed annual proxy statements or Annual Reports on Form 10-K.

The companies included in the Historical Compensation Comparative Group are listed below:

Company	Ticker
1. Boardwalk Pipeline Partners, LP	BWP
2. Buckeye Partners L.P.	BPL
3. EnLink Midstream Partners, LP (formerly Crosstex Energy L.P.)	ENLK (formerly XTEX)
4. Enbridge Energy Partners, L.P.	EEP
5. Energy Transfer Partners, L.P.	ETP
6. Enterprise Products Partners L.P.	EPD
7. Kinder Morgan Energy Partners, L.P.	KMP
8. Magellan Midstream Partners, L.P.	MMP
9. MarkWest Energy Partners, L.P.	MWE
10. ONEOK Partners, L.P.	OKS
11. Plains All American Pipeline, L.P.	PAA
12. Regency Energy Partners LP	RGP
13. Sunoco Logistics Partners L.P.	SXL
14. HollyFrontier Corporation	HFC
15. Western Refining, Inc.	WNR

The companies included in the Current Compensation Comparative Group established in July 2014 are listed below:

Company	Ticker
1. Access Midstream Partners LP	ACMP
2. Arc Logistics Partners LP	ARCX
3. Atlas Pipeline Partners, L.P.	APL
4. Boardwalk Pipeline Partners, LP	BWP
5. Buckeye Partners, L.P.	BPL
6. Enable Midstream Partners LP	ENBL
7. Enbridge Energy Partners, L.P.	EEP
8. Energy Transfer Partners L.P.	ETP
9. EnLink Midstream Partners, LP	ENLK
10. Enterprise Products Partners L.P.	EPD
11. Genesis Energy, L.P.	GEL
12. Holly Energy Partners, L.P.	HEP
13. Kinder Morgan Energy Partners LP	KMP
14. Magellan Midstream Partners, L.P.	MMP
15. MarkWest Energy Partners LP	MWE
16. MPLX LP	MPLX
17. Phillips 66 Partners LP	PSXP
18. Plains All American Pipeline, L.P.	PAA
19. Regency Energy Partners LP	RGP
20. Sunoco Logistics Partners L.P.	SXL
21. Targa Resources Partners LP	NGLS
22. Tesoro Logistics LP	TLLP
23. Valero Energy Partners LP	VLP
24. Western Refining Logistics LP	WNRL

Periodically, at the Compensation Committee’s request, BDO reviews survey data reported on a position-by-position basis to obtain additional information regarding compensation of comparable positions. The survey data consists of general industry data for executive positions reported in the Towers Watson General Industry Executive Compensation database, a proprietary compensation database of more than 400 U.S. industrial companies that is updated each year. We refer to the competitive survey data, together with the Historical Compensation Comparative Group data or the Current Compensation Comparative Group data, as applicable, as the “Compensation Comparative Data.”

Process and Timing of Compensation Decisions

The Compensation Committee reviews and approves all compensation for the NEOs. Recommendations regarding compensation for NEOs other than the CEO are developed by the CEO in consultation with our Human Resources department and with BDO. In making these recommendations, the CEO considers the Compensation Comparative Data and evaluates the individual performance of each NEO and their respective contributions to the Company. The recommendations are then reviewed by the Compensation Committee, which may accept the recommendations or may make adjustments to the recommended compensation based on their own assessment of the individual’s performance and contributions to NuStar Energy.

As required by the Compensation Committee’s charter, the compensation of the CEO is reviewed and approved by the Compensation Committee based on the Compensation Comparative Data and other factors.  Discretionary adjustments may be made based upon their independent evaluation of the CEO’s performance and contributions.

Each July, the Compensation Committee reviews the NEOs’ total compensation, including base salary and the target levels of annual incentive and long-term incentive compensation. The review includes a comparison with competitive market data provided by BDO, an evaluation of the total compensation of the executive officer group from an internal equity perspective and reviews of reports on the compensation history of each executive. Based on these reviews and evaluations, the Compensation Committee establishes annual salary rates for executive officer positions for the upcoming 12-month period and sets target levels of annual incentive and long-term incentive compensation. Although the target levels are established in July, the long-term incentives are reviewed again at the time of grant, typically in the fourth quarter for restricted units and in the first quarter for performance units. The Compensation Committee also may review salaries or grant long-term incentive awards at other times during the year because of new appointments, promotions or other extraordinary circumstances.

The following table summarizes the typical timing of some of our significant compensation events:

Event	Timing
Establish financial performance objectives for current year’s annual incentive bonus; evaluate achievement of bonus metrics in prior year	First quarter
Review and certify financial performance for performance units granted in prior years; grant performance units	First quarter
Review base salaries for executive officers for the current year and targets for annual incentive bonus and long-term incentive grants	Third quarter
Consider grants of restricted units to employees and officers and grant restricted units to directors	Fourth quarter
Set meeting dates for action by the Compensation Committee for the upcoming year	Fourth quarter

Additional information regarding the timing of 2014 long-term incentive grants is discussed below under “Performance Units” and “Restricted Units.”

Elements of Executive Compensation

Our executive compensation programs currently consist of the following material elements:

•                 base salaries;

•                 annual incentive bonuses;

•                 long-term equity-based incentives, including:

•                 performance units; and

•                 restricted units; and

•                 medical and other insurance benefits, retirement benefits and other perquisites.

We use base salary as the foundation for our executive compensation program. We believe that base salary should provide a fixed level of competitive pay that reflects the executive officer’s primary duties and responsibilities, as well as a foundation for incentive opportunities and benefit levels. Our annual incentive bonuses are designed to focus our executives on improving NuStar Energy’s distributable cash flow (“DCF”), a non-GAAP measure of financial performance, which is widely regarded among the MLP investment community as a significant determinant of an MLP’s unit price. Our long-term equity incentive awards are designed to directly tie an executive’s financial reward opportunities with the rewards to unitholders on both an absolute and relative basis, as measured by long-term unit price performance and payment of distributions. Throughout this Compensation Discussion and Analysis, we use the term “Total Direct Compensation” to refer to the sum of an executive officer’s base salary, annual incentive bonus and long-term incentive awards for a particular fiscal year. We also offer group medical benefits to provide our employees (including NEOs) affordable coverage at group rates, as well as pension benefits that reward continued service and a thrift plan that provides a tax-advantaged savings opportunity.

Relative Size of Primary Elements of Compensation

In setting executive compensation, the Compensation Committee considers the aggregate amount of compensation payable to an executive officer and the form of the compensation. The Compensation Committee seeks to achieve the appropriate balance between salary, cash rewards earned for the achievement of company and personal objectives and long-term incentives that align the interests of our executive officers with those of our unitholders. The size of each element is based on competitive market practices, as well as company and individual performance.

The level of incentive compensation typically increases in relation to an executive officer’s responsibilities, with the level of incentive compensation for more senior executive officers being a greater percentage of total compensation than for less senior executives. The Compensation Committee believes that tying a significant portion of an executive officer’s incentive compensation to NuStar Energy’s performance more closely aligns the executive officer’s interests with those of our unitholders.

Because we place such a large proportion of our total executive compensation at risk in the form of variable pay (i.e. annual and long-term incentives), the Compensation Committee does not adjust current compensation based upon realized gains or losses from prior incentive awards. For example, we will not reduce the size of a target long-term incentive grant in a particular year solely because NuStar Energy’s unit price performed well during the immediately preceding years. We believe that adopting a policy of making such adjustments would penalize management’s current compensation for NuStar Energy’s prior success.

The following table summarizes the relative size of base salary and incentive compensation targets for 2014 for each of our NEOs:

	Target Percentage of Total Direct Compensation
Name	Base Salary (%)	Annual Incentive Bonus (%)	Long-Term Incentives (%)	TOTAL (%) (1)
Barron	26	23	51	100
Shoaf	32	19	48	100
Brown	32	19	48	100
Perry	39	22	39	100
Thompson	39	22	39	100

(1) The sum of the Base Salary, Annual Incentive Bonus and Long-Term Incentive percentages may vary slightly from 100% due to rounding.

Individual Performance and Personal Objectives

The Compensation Committee evaluates our NEOs’ individual performance and personal objectives with input from our CEO. Our CEO’s performance is evaluated by the Compensation Committee in consultation with other members of the Board.

Assessment of individual performance may include objective criteria, but is a largely subjective process. The criteria used to measure an individual’s performance may include use of quantitative criteria (e.g., execution of projects within budget, improving an operating unit’s profitability, or timely completion of an acquisition or divestiture), as well as more qualitative factors, such as the executive officer’s ability to lead, ability to communicate and successful adherence to NuStar’s core values (i.e., environmental and workplace safety, integrity, work commitment, effective communication and teamwork). There are no specific weights given to any of these various elements of individual performance.

We use our evaluation of individual performance to supplement our objective compensation criteria and adjust an executive officer’s recommended compensation. For example, although an individual officer’s indicated bonus may be calculated to be $100,000 based on NuStar Energy’s performance, an individual performance evaluation might result in a reduction or increase in that amount.

Base Salaries

The base salaries for our executive officers are reviewed annually by the Compensation Committee based on recommendations of our CEO, with input from BDO and our compensation and benefits staff. Our CEO’s base salary is reviewed and approved by the Compensation Committee based on its review of recommendations by BDO, our Chairman and our compensation and benefits staff.

The competitiveness of base salaries for each executive position is determined by an evaluation of the compensation data described above. Base salaries may be adjusted to achieve what is determined to be a reasonably competitive level or to reflect promotions, the assignment of additional responsibilities, individual performance or the performance of NuStar Energy. Salaries are also periodically adjusted to remain competitive with the Compensation Comparative Data.

Based on recommendations from BDO, the Chairman (in the case of the CEO’s base salary) and the CEO (in the case of the base salaries for Mr. Shoaf, Ms. Perry and Ms. Thompson), the Compensation Committee raised the base salaries of each of Mr. Barron, Mr. Shoaf, Ms. Perry and Ms. Thompson effective January 1, 2014 to reflect their respective promotions and increased responsibilities, as provided in the table below.

Name	Annualized Base Salary at January 1, 2014 ($)	January 1, 2014 Increase to Prior Annualized Salary ($)
Barron	430,000	85,430
Shoaf	320,000	57,660
Perry	240,000	21,755
Thompson	240,000	22,068

In July 2014, BDO performed a comprehensive review of our NEOs’ Total Direct Compensation.  After consultation with BDO, the Chairman (in the case of the CEO’s base salary) and the CEO (in the case of the base salaries for each other NEO), the Compensation Committee raised the base salaries of each of the NEOs effective July 1, 2014 to remain competitive with the Compensation Comparative Data, as provided in the table below.

Name	Annualized Base Salary at December 31, 2014 ($)	July 1, 2014 Increase to Prior Annualized Salary ($)
Barron	490,000	60,000
Shoaf	329,600	9,600
Brown	355,000	10,430
Perry	260,000	20,000
Thompson	260,000	20,000

Annual Incentive Bonus

Our NEOs participate in the annual incentive plan in which all domestic company employees participate. Under the plan, participants can earn annual incentive bonuses based on the following three factors:

•                 The individual’s position, which is used to determine a targeted percentage of annual base salary that may be awarded as incentive bonus. Generally, the target amount for the NEOs is set following the analysis of market practices in the Compensation Comparative Group with reference to the median bonus target available to comparable executives in those companies;

•                 NuStar Energy’s attainment of specific quantitative financial goals, which are established by the Compensation Committee during the first quarter of the year; and

•                 A discretionary evaluation by the Compensation Committee of both NuStar Energy’s performance and, in the case of the NEOs, the individual executive’s performance.

The Compensation Committee raised the annual incentive bonus target of each of Mr. Barron, Mr. Shoaf, Ms. Perry and Ms. Thompson effective January 1, 2014 to reflect their respective promotions and increased responsibilities, as provided in the table below.

Name	Annual Incentive Bonus Target (% of Eligible Earnings) Effective January 1, 2014	Prior Annual Incentive Bonus Target (% of Eligible Earnings)
Barron	90	60
Shoaf	60	55
Perry	50	35
Thompson	50	35

In July 2014, BDO performed a comprehensive review of our NEOs’ Total Direct Compensation.  After consultation with BDO and the CEO, the Compensation Committee raised the annual incentive bonus targets for Ms. Perry and Ms. Thompson from 50% to 55%.  The following table shows each NEO’s annual bonus target for the fiscal year ended December 31, 2014.

Name	Annual Incentive Bonus Target (% of Eligible Earnings)
Barron	90
Shoaf	60
Brown	60
Perry	55
Thompson	55

Determination of Annual Incentive Target Opportunities

As illustrated in the table above, each NEO has an annual incentive opportunity generally based on a stated percentage of his or her salary paid that year. The target amount is awarded for achieving a 100% score on our stated financial goal under the bonus plan. For example, in a year with a 100% score, an executive paid $200,000 and a target annual incentive opportunity equal to 60% of his Eligible Earnings would receive a bonus of $120,000.

Once the financial goals have been reviewed and measured, the Compensation Committee has the authority to exercise its discretion in evaluating NuStar Energy’s performance. In exercising this discretionary judgment, the Compensation Committee considers such relevant performance factors as growth, attainment of strategic objectives, acquisitions and divestitures, safety and environmental compliance, and other considerations. This discretionary judgment may result in an increase or decrease in the aggregate earned award for all employees based upon the attainment of the financial goals noted above.

The CEO develops individual incentive bonus recommendations for the other NEOs based upon the methodology described above. In addition, both the CEO and the Compensation Committee may make adjustments to the recommended incentive bonus amounts based upon an assessment of an individual’s performance and contributions to NuStar Energy. The CEO and the Compensation Committee also review and discuss each executive bonus on a case-by-case basis, considering such factors as teamwork, leadership, individual accomplishments and initiative, and may adjust the bonus awarded to reflect these factors.

The bonus target for the CEO is decided solely by the Compensation Committee, and the Compensation Committee may make discretionary adjustments to the calculated level of bonus based upon its independent evaluation of the CEO’s performance and contributions.

Company Performance Objectives

In 2014, as in prior years, the Compensation Committee approved a DCF-based metric for NuStar Energy’s bonus metric, based on management’s recommendations and input from BDO. In the MLP investment community, DCF is widely regarded as a significant determinant of unit price.   As such, the Compensation Committee believes the measure appropriately aligns our management’s interest with our unitholders’ interest in continuously increasing distributions in a prudent manner.

We derive DCF from our financial statements by adjusting our net income for depreciation and amortization expense, equity earnings from joint ventures and unrealized gains and losses arising from certain derivative contracts. Additionally, we subtract our aggregate annual reliability capital expenditures and add the aggregate annual amount of cash distributions received from equity investments in joint ventures.

Each year, the Compensation Committee establishes a target DCF for NuStar Energy to achieve for the year and establishes corresponding levels of performance for which the incentive opportunity would be paid.  The Compensation Committee has discretion to raise or lower the incentive opportunity resulting from this calculation by 25%.  In addition, the budgeted DCF may be adjusted during the year in order to account for acquisitions or other significant changes not anticipated at the time the target was determined. For 2014, the Compensation Committee determined that a bonus pool for all employees would be established with DCF in excess of the amount needed to attain a distribution coverage ratio of 1.0 times.  After achieving a 100% bonus, incremental DCF earned would be divided between the bonus pool and NuStar Energy until employees achieve a 200% bonus.

Determination of Awards

For the 2014 annual incentive bonus determination, the Compensation Committee reviewed NuStar Energy’s DCF against the established target of attaining a coverage ratio of 1.0 times and considered the performance of each officer to determine the amount of incentive award earned. Based on this review, the Compensation Committee set the bonus award for our NEOs at 165%.  Actual bonuses awarded are shown in the following table:

Name	Bonuses Paid For 2014 ($)
Barron	683,100
Shoaf	321,552
Brown	346,287
Perry	226,875
Thompson	226,875

Long-Term Incentive Awards

We provide unit-based, long-term incentive compensation for employees, including executives, and directors through the Current Plan, effective as of January 1, 2014. The Current Plan provides for a variety of unit and unit-based awards, including unit options, restricted units and performance units. Performance units vest (become nonforfeitable) upon the achievement of an objective performance goal. Long-term incentive awards vest over a period determined by the Compensation Committee.

Under the design of our long-term incentive awards, each plan participant, including each NEO, is designated a target long-term incentive award expressed as a percentage of base salary. This percentage reflects the fair value of the awards to be granted.

The Compensation Committee raised the long-term incentive targets for 2014 (expressed as a percent of base salary) for each of Mr. Barron, Mr. Shoaf, Ms. Perry and Ms. Thompson effective January 1, 2014 to reflect their respective promotions and increased responsibilities, as provided in the table below.

Name	Long-Term Incentive Target (% of Base Salary) Effective January 1, 2014	Prior Long-Term Incentive Target (% of Base Salary)
Barron	175	125
Shoaf	125	110
Perry	60	39
Thompson	60	39

In July 2014, BDO performed a comprehensive review of our NEOs’ Total Direct Compensation.  After consultation with BDO, the Chairman (in the case of the CEO’s long-term incentive target) and the CEO (in the case of the long-term incentive targets for each other NEO), the Compensation Committee raised the long-term incentive target for each of our NEOs.  The following table shows each NEO’s long-term incentive target for 2014 (expressed as a percent of base salary).

Name	Long-Term Incentive Target (% of base salary)
Barron	200
Shoaf	150
Brown	150
Perry	100
Thompson	100

The Compensation Committee allocates a percentage of long-term incentive award value to performance-based awards and a percentage to awards that focus on retention and increasing ownership levels of executive officers. Beginning with the long-term incentive award in the fourth quarter of 2011, the target levels were allocated in the following manner for each individual:

•                 35% of the targeted long-term incentive dollar value is awarded to the executive in a grant of performance units. The number of performance units granted is based upon the expected fair value of a single performance unit at the time of grant; and

•                 65% of the targeted long-term incentive dollar value is awarded to the executive in the form of restricted units. The number of restricted units granted is based upon the expected fair value of a single restricted unit at the time of grant.

The Compensation Committee reviews and approves grants for the NEOs. The CEO develops individual grant recommendations based upon the methodology described above, but both the CEO and the Compensation Committee may make adjustments to the recommended grants based upon an assessment of an individual’s performance and contributions to NuStar Energy. Grants to the CEO are decided solely by the Compensation Committee following the methodology described above, and the Compensation Committee may make discretionary adjustments to the calculated level of long-term incentives based upon its independent evaluation of the CEO’s performance and contributions.

Restricted Units

Restricted units comprise approximately 65% of each executive’s total NuStar Energy long-term incentive target. The Compensation Committee presently expects to grant restricted units annually. The executives’ long-term incentive targets include approximately 70% NuStar Energy restricted units and 30% NuStar GP Holdings restricted units (in both cases, calculated from an assumed unit value based on the average closing price for the first 10 business days of the month prior to the Compensation Committee meeting at which the awards are to be approved). The restricted units all vest over five years in equal increments on the anniversary of the grant date. Restricted units of NuStar GP Holdings were introduced into the compensation program in 2008 to reflect the fact that the performance of NuStar GP Holdings is directly tied to the performance of NuStar Energy, since NuStar GP Holdings’ sole asset is its interest in NuStar Energy. The annual grants of NuStar GP Holdings restricted units, as well as the annual grants of the NuStar Energy restricted units, were approved in a joint meeting of the Compensation Committee and the compensation committee of NuStar GP Holdings’ board of directors.

In 2014, the Compensation Committee and management made a determination that the grants for employees, including management, and non-employee directors would be made as soon as administratively practicable and no earlier than the third business day following our third quarter earnings release. Due to the time required to award and implement the grants, the 2014 annual grants were not effective until December 19, 2014.

Name	Restricted Units Granted in 2014
	NuStar Energy	NuStar GP Holdings
Barron	7,155	4,805
Shoaf	3,610	2,425
Brown	3,885	2,610
Perry (1)	2,000	1,275
Thompson (1)	2,150	1,275

(1)          The grants of NuStar Energy restricted units in 2014 include 100 units and 250 units granted to Ms. Perry and Ms. Thompson, respectively, on January 1, 2014 as special recognition for their 2013 performance prior to their promotions.

Performance Units

Performance units comprise approximately 35% of each of our NEOs’ total NuStar Energy long-term incentive targets and typically have been granted in January of each year. Performance units are earned only upon NuStar Energy’s achievement of an objective performance measure for the performance period. The Compensation Committee believes this type of incentive award strengthens the tie between each NEO’s pay and our financial performance.

For performance unit awards granted prior to 2014, the objective performance measure is tied to NuStar Energy’s total unitholder return (“TUR”), as compared with the Historical Compensation Comparative Group. NuStar Energy’s TUR is the total return to unitholders, based upon the growth in the unit price, as well as cash distributions to unitholders, during the year. Each award is subject to vesting in three annual increments, based upon our TUR during rolling three-year periods that end on December 31 of each year following the date of grant. At the end of each performance period, our TUR is compared to the Historical Compensation Comparative Group and ranked by quartile. Executives then earn 0%, 50%, 100% or 150% of that portion of the initial grant amount that is eligible for vesting, depending upon whether our TUR is in the last, 3rd, 2nd or 1st quartile, respectively, and they earn 200% if we rank highest in the group. Amounts not earned in a given performance period can be carried forward for one additional performance period and up to 100% of the carried amount can still be earned, depending upon the quartile achieved for that subsequent period.

For 2014, the Compensation Committee delayed consideration of the annual performance unit awards until completion of BDO’s comprehensive review of our NEOs’ Total Direct Compensation.  After consultation with BDO and management regarding the appropriate performance metric to use for the performance unit awards, the Compensation Committee adopted a different performance metric for the 2014 performance unit awards.  As described above, in the MLP investment community, distribution coverage is widely regarded as a significant determinant of unit price. BDO’s review reflected the fact that cash flow metrics are the most common measures that MLPs use to determine the vesting of performance unit awards. The Compensation Committee believes that distribution coverage appropriately aligns our management’s interest with our unitholders’ interest in increasing distributions in a prudent manner over time.

In July 2014, the Compensation Committee determined that the target performance measure for the 2014 performance unit awards is NuStar Energy achieving a distribution coverage ratio, after taking into account the aggregate expense of the performance units (“DCR”), of 1:1 for 2014.  The target metric for performance unit vesting with respect to 2015 and each year thereafter will be the DCR determined by the Compensation Committee in the first quarter of the year, based on the approved budget for that year.  The Compensation Committee also may designate one or more DCRs that are above the targeted DCR as goals that will be used to determine vesting greater than 100% (up to 200%) of an officer’s performance units available for vesting in that year. Each award is subject to vesting in three annual increments, based upon our DCR during the one-year periods that end on December 31 of each year following the date of grant. Notwithstanding anything above, the Compensation Committee has full discretion to increase the vesting determination for any officer (up to the 200% cap).

The number of performance units granted in July 2014 was determined by multiplying annual base salary rate by the long-term incentive target percentage, and then multiplying that product by 35%. That product is then divided by the assumed value of an individual unit, which is the product of (x) the average unit price for the period of December 15 through December 31 (using the daily closing prices) and (y) a factor that reflects the present value of the award and a risk that the award might be forfeited.

Name	Performance Unit Grants in 2014
Barron	8,000
Shoaf	4,284
Brown	4,614
Perry	2,142
Thompson	2,142

On January 29, 2015, the Compensation Committee met and discussed NuStar Energy’s performance for the performance period ended December 31, 2014, and determined that NuStar Energy’s TUR was in the third quartile of its peer group for that three-year performance period. As a result, the performance units granted in 2011, 2012 and 2013 that were available to vest for the performance period ending on December 31, 2014 vested at 50%, in accordance with the award terms. On January 29, 2015, the Compensation Committee also determined that NuStar Energy achieved a DCR of 1:1 for 2014 and, in accordance with the award terms, the performance units available to vest for the 2014 awards vested at 100%.

Perquisites and Other Benefits

Perquisites

We provide only minimal perquisites to our executive officers. Mr. Barron, Mr. Shoaf and Ms. Brown received federal income tax preparation services in 2014. Executives also are eligible to receive personal liability insurance. For more information on perquisites, see the Summary Compensation Table and its footnotes.

Other Benefits

We provide other benefits, including medical, life, dental and disability insurance in line with competitive market conditions. Our NEOs are eligible for the same benefit plans provided to our other employees, including our pension plans, 401(k) thrift plan (the “Thrift Plan”), and insurance and supplemental plans chosen and paid for by employees who desire additional coverage. Executive officers and other employees whose compensation exceeds certain limits are eligible to participate in non-qualified excess benefit programs whereby those individuals can choose to make larger contributions than allowed under the qualified plan rules and receive correspondingly higher benefits. These plans are described below under “Post-Employment Benefits.”

Post-Employment Benefits

Pension Plans

For a discussion of our pension plans, as well as the Excess Pension Plan, please see the narrative description accompanying the Pension Benefits table below.

Nonqualified Deferred Compensation Plan (“Excess Thrift Plan”)

The Excess Thrift Plan provides unfunded benefits to those employees of NuStar GP, LLC whose annual additions under the Thrift Plan are subject to the limitations on such annual additions as provided under §415 of the Code, and/or who are constrained from making maximum contributions under the Thrift Plan by §401(a)(17) of the Code, which limits the amount of an employee’s annual compensation which may be taken into account under that plan. The Excess Thrift Plan is comprised of two separate components, consisting of (1) an “excess benefit plan” as defined under §3(36) of The Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and (2) a plan that is maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees. Each component of the Excess Thrift Plan consists of a separate plan for purposes of Title I of ERISA. To the extent a participant’s annual total compensation exceeds the compensation limits for the calendar year under §401(a)(17) of the Code ($260,000 for 2014), the participant’s Excess Thrift Plan account is credited with that number of hypothetical NuStar Energy units that could have been purchased with the difference between:

•                 The total company matching contributions that would have been credited to the participant’s account under the Thrift Plan had the participant’s contributions not been reduced pursuant to §401; and

•                 The actual company matching contributions credited to such participant’s account.

Mr. Barron, Mr. Shoaf and Ms. Brown participated in the Excess Thrift Plan in 2014.

Change of Control Severance Arrangements

We entered into change of control severance agreements with each of the NEOs in, or prior to, 2007. These agreements are intended to assure the continued availability of these executives in the event of certain transactions culminating in a “change of control” as defined in the agreements. The change of control severance agreements have three-year terms, which terms are automatically extended for one year upon each anniversary unless a notice not to extend is given by us. If a “change of control” (as defined in the agreements) occurs during the term of an agreement, then the agreement becomes operative for a fixed three-year period. The agreements provide generally that the executive’s terms and conditions of employment (including position, location, compensation and benefits) will not be adversely changed during the three-year period after a change of control of us.

Particular payments under the agreements are triggered commensurate with the occurrence of any of the following: (1) termination of employment by the company other than for “cause” (as defined in the agreements) or disability; (2) termination by the executive for “good reason” (as defined in the agreements); (3) termination by the executive other than for “good reason;” and (4) termination of employment because of death or disability. These triggers were designed to ensure the continued availability of the executives following a change of control, and to compensate the executives at appropriate levels if their employment is unfairly or prematurely terminated during the applicable term following a change of control. For more information regarding payments that may be made under our change of control severance arrangements, see our disclosures below under the caption “Potential Payments upon Termination or Change of Control.”

Employment Agreements

None of the NEOs have employment agreements, other than the change of control severance agreements described above. As a result, in the event of a termination, retirement, death or disability that does not follow a change of control, an NEO will only receive the compensation or benefits to which he or she would be entitled under the terms of, as applicable, the defined contribution, defined benefit, medical or long-term incentive plans.

Impact of Accounting and Tax Treatments

Accounting Treatment

NuStar Energy’s financial statements include the expense for awards of NuStar Energy unit options, restricted units and performance units to NuStar GP, LLC employees and directors and the expense for awards of NuStar GP Holdings unit options and restricted units to NuStar GP, LLC employees, as we are obligated to pay for all costs of NuStar GP, LLC’s employees working on our behalf in accordance with the Services Agreement between NuStar GP, LLC and NuStar Energy (the “Services Agreement”). Under the Services Agreement, 1% of NuStar GP, LLC’s domestic unit compensation expense is charged back to NuStar GP Holdings.

NuStar GP, LLC accounts for awards of NuStar Energy common unit options, restricted units and performance units to NuStar GP, LLC’s employees and directors at fair value as a derivative, whereby a liability for the award is recorded at inception. Subsequent changes in the fair value of the award are included in the determination of net income. NuStar GP, LLC determines the fair value of unit options using the Black-Scholes model at each reporting date. The fair value of restricted units and performance units equals the market price of NuStar Energy common units at each reporting date. However, performance units are earned only upon NuStar Energy’s achievement of an objective performance measure.  NuStar GP, LLC records compensation expense each reporting period such that the cumulative compensation expense recorded equals the current fair value of the percentage of the award that has vested. NuStar GP, LLC records compensation expense related to unit options until such options are exercised, and records compensation expense for restricted units until the date of vesting.

NuStar GP Holdings accounts for awards of NuStar GP Holdings restricted units and unit options awarded to its directors, as well as the employees and directors of NuStar GP, LLC, at fair value. NuStar GP Holdings uses the market price at the grant date as the fair value of restricted units. NuStar GP Holdings estimates the fair value of unit options at the grant date using the Black-Scholes model. For both restricted units and unit options, NuStar GP Holdings recognizes the resulting compensation expense ratably over the vesting period.

Under these long-term incentive plans, certain awards provide that the grantee’s award vests immediately upon retirement. Compensation expense is recognized immediately if these awards are granted to retirement-eligible employees, as defined in each award.  In addition, if, during a vesting period of a grant, the grantee will become retirement-eligible, then compensation expense associated with the grant is recognized from the grant date through the grantee’s retirement eligibility date.

Tax Treatment

Under Section 162(m) of the Code, publicly held corporations may not take a tax deduction for compensation in excess of $1 million paid to the CEO or the other four most highly compensated executive officers unless that compensation meets the Code’s definition of “performance-based” compensation. Section 162(m) allows a deduction for compensation to a specified executive that exceeds $1 million only if it is paid (1) solely upon attainment of one or more performance goals, (2) pursuant to a qualifying performance-based compensation plan adopted by the Compensation Committee and (3) the material terms, including the performance goals, of such plan are approved by the unitholders before payment of the compensation. The Compensation Committee considers deductibility under Section 162(m) with respect to compensation arrangements for executive officers.

Although Section 162(m) does not now apply to MLPs, if a similar limitation were to be applied to NuStar Energy, the Compensation Committee believes that it would be in the company’s best interest for the Compensation Committee to retain its flexibility and discretion to make compensation awards to foster achievement of performance goals established by the Compensation Committee (which may include performance goals defined in the Code) and other corporate goals the Compensation Committee deems important to NuStar Energy’s success, such as encouraging employee retention, rewarding achievement of non-quantifiable goals and achieving progress with specific projects. The Compensation Committee believes that unit options and performance unit grants qualify as performance-based compensation and, therefore, would not be subject to any deductibility limitations under an applicable section similar to Section 162(m). Grants of restricted units and other equity-based awards that are not subject to specific quantitative performance measures will likely not qualify as “performance-based” compensation and, in such event, would be subject to such deduction restrictions.

Compensation-Related Policies

Unit Ownership Guidelines

Our Board, the Compensation Committee and management recognize that ownership of NuStar Energy units is an effective means by which to align the interests of NuStar GP, LLC directors and executives with those of NuStar Energy’s unitholders. We have long emphasized and reinforced the importance of unit ownership among our executives and directors.

During 2006, the Compensation Committee worked with its independent compensation consultant to formalize unit ownership and retention guidelines for NuStar GP, LLC directors and officers to ensure continuation of our successful track record in aligning the interests of NuStar GP, LLC directors and officers with those of NuStar Energy’s unitholders through ownership of NuStar Energy units. The guidelines initially were approved by the Compensation Committee in January 2006. In view of the public offerings of units of NuStar GP Holdings in 2006, the guidelines subsequently were amended to include ownership of either NuStar GP Holdings units or NuStar Energy units.

During 2015, at the request of the Board and its committees, management undertook a review of the unit ownership and retention guidelines.  Management discussed the results of its review with the Compensation Committee’s consultant (BDO), which agreed with management’s conclusions.  Following the review, the Compensation Committee and the Nominating/Governance and Conflicts Committee of the Board jointly approved the updated unit ownership and retention guidelines, which are described below and primarily increased the ownership values required to be maintained and clarified the participants subject to the unit ownership and retention guidelines.

Non-Employee Director Unit Ownership Guidelines

Non-employee directors are expected to acquire and hold during their service as a Board member NuStar Energy units and/or NuStar GP Holdings units with an aggregate value of at least two times the annual cash retainer paid to non-employee directors. Directors have five years from their initial election to the Board to meet the target unit ownership guidelines, and they are expected to continuously own sufficient units to meet the guidelines, once attained.

Officer Unit Ownership Guidelines

Unit ownership guidelines for the officers set forth below are as follows:

Officer	Value of NuStar Energy Units and/or NuStar GP Holdings Units Owned
CEO/President	4.0x base salary
EVP serving on CEO’s officer committee	3.0x base salary
SVP serving on CEO’s officer committee	2.0x base salary
VP serving on CEO’s officer committee	1.0x base salary

The officers subject to the unit ownership and retention guidelines are expected to meet the applicable guidelines within five years of becoming subject to the guidelines and continuously own sufficient units to meet the guidelines, once attained.

Prohibition on Insider Trading and Speculation on NuStar Energy or NuStar GP Holdings Units

We have established policies prohibiting our officers, directors and employees from purchasing or selling either NuStar Energy or NuStar GP Holdings securities while in possession of material, nonpublic information or otherwise using such information for their personal benefit or in any manner that would violate applicable laws and regulations. Our directors, officers and certain other employees are prohibited from trading in either NuStar Energy or NuStar GP Holdings securities for the period beginning on the last business day of each calendar quarter through the first business day following our disclosure of our quarterly or annual financial results. In addition, our policies prohibit our officers, directors and employees from speculating in either NuStar Energy or NuStar GP Holdings units, which includes short selling (profiting if the market price of our units decreases), buying or selling publicly traded options (including writing covered calls), hedging or any other type of derivative arrangement that has a similar economic effect. Our directors, officers and certain other employees are also required to receive consent from the CEO (or, in the case of the CEO, from the Chair of the applicable company’s Audit Committee) before they enter into margin loans or other financing arrangements that may lead to the ownership or other rights to their NuStar Energy or NuStar GP Holdings securities being transferred to a third party.

EVALUATION OF COMPENSATION RISK

The Compensation Committee has focused on aligning our compensation policies with the long-term interests of NuStar Energy and avoiding short-term rewards for management decisions that could pose long-term risks to NuStar Energy. As described above in “Compensation Discussion and Analysis,” NuStar Energy’s compensation programs are structured so that a considerable amount of our management’s compensation is tied to NuStar Energy’s long-term fiscal health. The only short-term incentive available to NuStar Energy employees and executives is the all-employee performance bonus. All bonuses, including executive bonuses, are determined with reference to well-defined performance metrics selected by the Compensation Committee and applicable to all employees. Historically, our long-term incentives have taken the form of performance units, restricted units and unit options that typically vest over three- and five-year periods, which we believe serves to align our employees’ interests with the long-term goals of NuStar Energy. No business group or unit is compensated differently than any other, regardless of profitability. There also is a maximum number of performance units that may be earned, based on the performance of NuStar Energy relative to a performance metric selected by the Compensation Committee.  As such, we believe that our compensation policies encourage employees to operate our business in a fundamentally sound manner and do not create incentives to take risks that are reasonably likely to have a material adverse effect on NuStar Energy.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

The following pages provide information required by the Securities and Exchange Commission (“SEC”) regarding compensation paid to or earned by our NEOs and the members of our Board for the periods indicated. We have used captions and headings in the tables provided below in accordance with the SEC regulations requiring these disclosures. The footnotes to these tables provide important information to explain the values presented in the tables, and are an important part of our disclosures.

SUMMARY COMPENSATION TABLE

The following table provides a summary of compensation paid for the years ended December 31, 2014, December 31, 2013 and December 31, 2012 to NuStar GP, LLC’s CEO, CFO and to its three other most highly compensated executive officers serving during 2014. Mr. Shoaf, Ms. Perry and Ms. Thompson were not executive officers prior to 2014 and, accordingly, their compensation is reported only with respect to 2014. For each NEO, the table shows amounts earned for services rendered to NuStar GP, LLC in all capacities in which the NEO served during the periods presented for that NEO.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Unit Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
Bradley C. Barron President and CEO	2014	460,000	683,100	1,086,708	—	—	147,448	29,815	2,407,071
	2013	327,160	125,000	530,915	—	—	2,328	21,818	1,007,221
	2012	304,875	—	503,574	—	—	134,758	19,483	962,690
Thomas R. Shoaf Executive Vice President and CFO	2014	324,800	321,552	564,231	—	—	142,990	21,703	1,375,276
Mary Rose Brown Executive Vice President and Chief Administrative Officer	2014	349,785	346,287	607,456	—	—	136,213	23,202	1,462,943
	2013	345,983	110,000	546,876	—	—	48,510	24,302	1,075,671
	2012	329,265	—	547,821	—	—	127,380	22,400	1,026,866
Amy L. Perry Senior Vice President, General Counsel-Corporate and Commercial Law & Corporate Secretary	2014	250,000	226,875	294,772	—	—	51,525	8,865	832,037
Karen M. Thompson Senior Vice President and General Counsel-Litigation, Regulatory & Environmental	2014	250,000	226,875	302,421	—	—	68,726	16,466	864,488

(1)               Bonus amounts for 2014 were paid in February 2015 with respect to 2014 performance. Bonus amounts for 2013 were paid in February 2014 with respect to 2013 performance. The NEOs were not awarded bonuses for 2012.  Bonuses were determined taking into consideration NuStar Energy’s performance in the applicable year, the individual executive’s targets and the executive’s performance, as described above under “Compensation Discussion and Analysis-Annual Incentive Bonus.” For an explanation of the amount of salary and bonus in proportion to total compensation, see “Compensation Discussion and Analysis-Relative Size of Primary Elements of Compensation.”

(2)               The amounts reported represent the grant date fair value of grants of NuStar Energy restricted units, NuStar Energy performance units and NuStar GP Holdings restricted units. Please see “Compensation Discussion and Analysis-Impact of Accounting and Tax Treatments-Accounting Treatment” above and the footnotes to the Grants of Plan-Based Awards During the Year Ended December 31, 2014 table below for information regarding the assumptions made in the valuation.

(3)               The following table identifies the separate amounts attributable to (A) the aggregate change in the actuarial present value of the NEOs’ accumulated benefit under NuStar GP, LLC’s defined benefit and actuarial pension plans, including supplemental plans (but excluding tax-qualified defined contribution plans and nonqualified defined contribution plans), and (B) above-market or preferential earnings on compensation that is deferred on a basis that is not tax-qualified.

Name	Year	(A) ($)	(B) ($)	TOTAL ($)
Barron	2014	147,448	—	147,448
	2013	2,328	—	2,328
	2012	134,758	—	134,758
Shoaf	2014	142,990	—	142,990
Brown	2014	136,213	—	136,213
	2013	48,510	—	48,510
	2012	127,380	—	127,380
Perry	2014	51,525	—	51,525
Thompson	2014	68,726	—	68,726

(4)               The amounts reported in this column for 2014 consist of the following for each officer:

Name	Company Contribution to Thrift Plan ($)	Company Contribution to Excess Thrift Plan ($)	Tax Preparation ($)	Personal Liability Insurance ($)	Executive Health Exams ($)(a)	TOTAL ($)
Barron	15,600	12,000	850	1,365	—	29,815
Shoaf	15,600	3,888	850	1,365	—	21,703
Brown	13,887	7,100	850	1,365	—	23,202
Perry	7,500	—	—	1,365	—	8,865
Thompson	14,433	—	—	—	2,033	16,466

(a)                The amount reported is the difference between the value of executive health exams made available to NuStar Energy officers and the value of NuStar Energy’s all-employee wellness assessments.

GRANTS OF PLAN-BASED AWARDS

DURING THE YEAR ENDED DECEMBER 31, 2014

The following table provides information regarding the grants of plan-based awards to the NEOs during 2014.

			Date of	Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Unit Awards:	All Other Option Awards: Number of	Exercise or Base Price	Grant Date Fair Value of
Name	Grant Date		Approval of Compensation Committee	Threshold (#)	Target (#)	Maximum (#)	Number of Units (#)	Securities Underlying Options (#)	of Option Awards ($/Unit)	Unit and Unit Option Awards ($)
Barron	7/23/2014	(1)	7/23/2014	—	8,000	16,000	—	—	—	514,160	(5)
	12/19/2014	(2)	10/29/2014	—	—	—	7,155	—	—	408,121	(6)
	12/19/2014	(3)	10/29/2014	—	—	—	4,805	—	—	164,427	(7)
Shoaf	7/23/2014	(1)	7/23/2014	—	4,284	8,568	—	—	—	275,333	(5)
	12/19/2014	(2)	10/29/2014	—	—	—	3,610	—	—	205,914	(6)
	12/19/2014	(3)	10/29/2014	—	—	—	2,425	—	—	82,984	(7)
Brown	7/23/2014	(1)	7/23/2014	—	4,614	9,228	—	—	—	296,542	(5)
	12/19/2014	(2)	10/29/2014	—	—	—	3,885	—	—	221,600	(6)
	12/19/2014	(3)	10/29/2014	—	—	—	2,610	—	—	89,314	(7)
Perry	1/1/2014	(4)	(4)	—	—	—	100	—	—	5,099	(8)
	7/23/2014	(1)	7/23/2014	—	2,142	4,284	—	—	—	137,666	(5)
	12/19/2014	(2)	10/29/2014	—	—	—	1,900	—	—	108,376	(6)
	12/19/2014	(3)	10/29/2014	—	—	—	1,275	—	—	43,631	(7)
Thompson	1/1/2014	(4)	(4)	—	—	—	250	—	—	12,748	(8)
	7/23/2014	(1)	7/23/2014	—	2,142	4,284	—	—	—	137,666	(5)
	12/19/2014	(2)	10/29/2014	—	—	—	1,900	—	—	108,376	(6)
	12/19/2014	(3)	10/29/2014	—	—	—	1,275	—	—	43,631	(7)

(1)               Performance units were awarded by the Compensation Committee on July 23, 2014 pursuant to the Current Plan. Each award is subject to vesting in three annual increments, based upon our DCR during the one-year performance periods that end on December 31 of each year following the date of grant. For the 2014 performance unit awards, the target performance measure is NuStar Energy achieving a DCR of 1:1 for 2014.  The target metric for performance unit vesting with respect to 2015 and each year thereafter will be the DCR determined by the Compensation Committee in the first quarter of the year, based on the approved budget for that year.  The Compensation Committee also may designate one or more DCRs that are above the targeted DCR as goals that will be used to determine vesting greater than 100% (up to 200%) of an officer’s performance units available for vesting in that year. Notwithstanding anything above, the Compensation Committee has full discretion to increase the vesting determination for any officer (up to the 200% cap). For the performance period ended December 31, 2014, we achieved a DCR of 1:1 and the performance units available to vest for the 2014 awards vested at 100%.

(2)               Restricted units of NuStar Energy were approved by the Compensation Committee at a joint meeting with the Compensation Committee of NuStar GP Holdings on October 29, 2014, and the grant date for these NuStar Energy restricted units was set at that time for the date that was as soon as administratively practicable after the meeting and no earlier than the third business day following our third quarter earnings release. The NuStar Energy restricted units were awarded pursuant to the Current Plan and vest 1/5 annually over five years beginning on the first anniversary of the grant date. All grantees receiving NuStar Energy restricted units are entitled to receive an amount equal to the product of (a) the number of restricted units granted to the grantee that remain outstanding and unvested as of the record date for such quarter and (b) the quarterly distribution declared by the Board for such quarter, provided that such amounts are subject to the same restrictions as the restricted units.

(3)               Restricted units of NuStar GP Holdings were approved by the Compensation Committee of NuStar GP Holdings at a joint meeting with the Compensation Committee of NuStar GP, LLC on October 29, 2014, and the grant date for these NuStar GP Holdings restricted units was set at that time for the date that was as soon as administratively practicable after the meeting and no earlier than the third business day following NuStar GP Holdings’ third quarter earnings release. The NuStar GP Holdings restricted units were awarded pursuant to the NuStar GP Holdings Long-Term Incentive Plan, as amended and restated as of April 1, 2007, and vest 1/5 annually over five years beginning on the first anniversary of the grant date. All grantees receiving NuStar GP Holdings restricted units are entitled to receive an amount equal to the product of (a) the number of restricted units granted to the grantee that remain outstanding and unvested as of the record date for such quarter and (b) the quarterly distribution declared by the NuStar GP Holdings Board for such quarter, provided that such amounts are subject to the same restrictions as the restricted units.

(4)               On January 1, 2014, Ms. Perry and Ms. Thompson received grants of NuStar Energy units pursuant to the Current Plan as special recognition for their 2013 performance prior to their promotions.  Due to the nature of the special awards, the units were 100% vested on the date of grant. The CEO awarded each grant prior to Ms. Perry and Ms. Thompson becoming executive officers, pursuant to delegated authority to him by the Compensation Committee, and the grants were not separately approved by the Compensation Committee.

(5)               The grant date fair value for performance units was determined by multiplying the number of performance units that were granted by the NYSE closing unit price of our units on the date of grant, $64.27.  See “Compensation Discussion and Analysis-Impact of Accounting and Tax Treatments-Accounting Treatment” above for information regarding the assumptions made in valuation.

(6)               The grant date fair value for restricted units was determined by multiplying the number of restricted units that were granted by the NYSE closing unit price of our units on the date of grant, $57.04. See “Compensation Discussion and Analysis-Impact of Accounting and Tax Treatments-Accounting Treatment” above for information regarding the assumptions made in valuation.

(7)               The grant date fair value for restricted units was determined by multiplying the number of NuStar GP Holdings restricted units that were granted by the NYSE closing unit price of NuStar GP Holdings units on the date of grant, $34.22. See “Compensation Discussion and Analysis-Impact of Accounting and Tax Treatments-Accounting Treatment” above for information regarding the assumptions made in valuation.

(8)               The grant date for these restricted units was not a trading day on the NYSE.  Accordingly, the grant date fair value was determined by multiplying the number of restricted units that were granted by the NYSE closing unit price of our units on the last business day before the date of grant, $50.99. See “Compensation Discussion and Analysis-Impact of Accounting and Tax Treatments-Accounting Treatment” above for information regarding the assumptions made in valuation.

OUTSTANDING EQUITY AWARDS

AT DECEMBER 31, 2014

The following table provides information regarding our NEOs’ unexercised unit options, unvested restricted units and unvested performance units as of December 31, 2014. The value of NuStar Energy restricted units and performance units reported below is equal to the number of restricted units or performance units, as applicable, multiplied by $57.75, the NuStar Energy closing price on the NYSE on December 31, 2014. The value of the NuStar GP Holdings restricted units reported below is equal to the number of restricted units multiplied by $34.42, the NuStar GP Holdings closing price on the NYSE on December 31, 2014.

	Option Awards					Unit Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Units That Have Not Vested (#)	Market Value of Units That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Units or Other Rights That Have Not Vested ($)
Barron	—	—	—	—	—	—	—	14,428(12)	833,217
	—	—	—	—	—	15,378(2)	888,080	—	—
	—	—	—	—	—	10,357(3)	356,488	—	—
Shoaf	2,825(1)	—	—	57.51	10/27/2015	—	—	—	—
	—	—	—	—	—	—	—	8,505(13)	491,164
	—	—	—	—	—	8,711(4)	503,060	—	—
	—	—	—	—	—	5,913(5)	203,525	—	—
Brown	—	—	—	—	—	—	—	11,581(14)	668,803
	—	—	—	—	—	12,504(6)	722,106	—	—
	—	—	—	—	—	8,400(7)	289,128	—	—
Perry	—	—	—	—	—	—	—	2,142(15)	123,701
	—	—	—	—	—	5,576(8)	322,014	—	—
	—	—	—	—	—	1,275(9)	43,886	—	—
Thompson	—	—	—	—	—	—	—	2,142(16)	123,701
	—	—	—	—	—	5,456(10)	315,084	—	—
	—	—	—	—	—	1,275(11)	43,886	—	—

(1)               Mr. Shoaf’s options granted on October 27, 2005 vested in 1/5 increments over five years, beginning on the first anniversary of the date of grant. In 2012, the Compensation Committee extended the expiration date for these options from 2012 to 2015.

(2)               Mr. Barron’s restricted NuStar Energy units consist of: 491 restricted units granted December 30, 2010; 1,256 restricted units granted December 16, 2011; 606 restricted units granted January 26, 2012; 2,070 restricted units granted December 19, 2012; 3,800 restricted units granted December 16, 2013; and 7,155 restricted units granted December 19, 2014.  The restricted units granted January 26, 2012 vest in 1/3 increments over three years, beginning on the first anniversary of the date of grant.  All of Mr. Barron’s other restricted units vest in 1/5 increments over five years, beginning on the first anniversary of the date of grant.

(3)               Mr. Barron’s restricted NuStar GP Holdings units consist of: 410 restricted units granted December 30, 2010; 956 restricted units granted December 16, 2011; 1,434 restricted units granted December 19, 2012; 2,752 restricted units granted December 16, 2013; and 4,805 restricted units granted December 19, 2014.  All of Mr. Barron’s NuStar GP Holdings restricted units vest in 1/5 increments over five years, beginning on the first anniversary of the date of grant.

(4)               Mr. Shoaf’s restricted NuStar Energy units consist of: 235 restricted units granted December 30, 2010; 618 restricted units granted December 16, 2011; 296 restricted units granted January 26, 2012; 1,404 restricted units granted December 19, 2012; 2,548 restricted units granted December 16, 2013; and 3,610 restricted units granted December 19, 2014.  The restricted units granted January 26, 2012 vest in 1/3 increments over three years, beginning on the first anniversary of the date of grant.  All of Mr. Shoaf’s other restricted units vest in 1/5 increments over five years, beginning on the first anniversary of the date of grant.

(5)               Mr. Shoaf’s restricted NuStar GP Holdings units consist of: 200 restricted units granted December 30, 2010; 472 restricted units granted December 16, 2011; 972 restricted units granted December 19, 2012; 1,844 restricted units granted December 16, 2013; and 2,425 restricted units granted December 19, 2014.  All of Mr. Shoaf’s NuStar GP Holdings restricted units vest in 1/5 increments over five years, beginning on the first anniversary of the date of grant.

(6)               Ms. Brown’s restricted NuStar Energy units consist of: 550 restricted units granted December 30, 2010; 1,356 restricted units granted December 16, 2011; 675 restricted units granted January 26, 2012; 2,238 restricted units granted December 19, 2012; 3,800 restricted units granted December 16, 2013; and 3,885 restricted units granted December 19, 2014. The restricted units granted January 26, 2012 vest in 1/3 increments over three years, beginning on the first anniversary of the date of grant.  All of Ms. Brown’s other restricted units vest in 1/5 increments over five years, beginning on the first anniversary of the date of grant.

(7)               Ms. Brown’s restricted NuStar GP Holdings units consist of: 458 restricted units granted December 30, 2010; 1,032 restricted units granted December 16, 2011; 1,548 restricted units granted December 19, 2012; 2,752 restricted units granted December 16, 2013; and 2,610 restricted units granted December 19, 2014. All of Ms. Brown’s NuStar GP Holdings restricted units vest in 1/5 increments over five years, beginning on the first anniversary of the date of grant.

(8)               Ms. Perry’s restricted NuStar Energy units consist of: 270 restricted units granted December 30, 2010; 570 restricted units granted December 16, 2011; 1,116 restricted units granted December 19, 2012; 1,720 restricted units granted December 16, 2013; and 1,900 restricted units granted December 19, 2014. All of Ms. Perry’s restricted units vest in 1/5 increments over five years, beginning on the first anniversary of the date of grant.

(9)               Ms. Perry’s restricted NuStar GP Holdings units consist of 1,275 restricted units granted December 19, 2014. Ms. Perry’s NuStar GP Holdings restricted units vest in 1/5 increments over five years, beginning on the first anniversary of the date of grant.

(10)         Ms. Thompson’s restricted NuStar Energy units consist of: 270 restricted units granted December 30, 2010; 570 restricted units granted December 16, 2011; 996 restricted units granted December 19, 2012; 1,720 restricted units granted December 16, 2013; and 1,900 restricted units granted December 19, 2014. All of Ms. Thompson’s restricted units vest in 1/5 increments over five years, beginning on the first anniversary of the date of grant.

(11)         Ms. Thompson’s restricted NuStar GP Holdings units consist of 1,275 restricted units granted December 19, 2014. Ms. Thompson’s NuStar GP Holdings restricted units vest in 1/5 increments over five years, beginning on the first anniversary of the date of grant.

(12)         Mr. Barron’s unvested NuStar Energy performance units consist of: 525 units granted January 28, 2011; 1,970 units granted April 24, 2012; 3,933 units granted January 30, 2013; and 8,000 units granted July 23, 2014.

The performance units awarded in 2011, 2012 and 2013 are eligible to vest in three annual increments and are payable in NuStar Energy’s units. Upon vesting, the performance units are converted into a number of NuStar Energy units based on NuStar Energy’s TUR during rolling three-year periods that end of December 31 of each year following the date of grant. At the end of each performance period, NuStar Energy’s TUR is compared to the peer group and ranked by quartile. Holders of the performance units then earn 0%, 50%, 100% or 150% of that portion of the initial grant that is eligible for vesting, depending upon whether NuStar Energy’s TUR is in the last, third, second or first quartile, respectively. Holders earn 200% if NuStar Energy is the highest ranking entity in the peer group. For the periods ended December 31, 2011, December 31, 2012 and December 31, 2013, NuStar’s TUR was in the last quartile of its peer group, which resulted in no vesting for participants.  For the performance period ended December 31, 2014, NuStar’s TUR was in the third quartile of its peer group, which resulted in 50% vesting of the units eligible to vest under the 2011, 2012 and 2013 performance unit awards.

The performance units awarded in 2014 are eligible to vest in three annual increments and are payable in NuStar Energy’s units.  Upon vesting, the performance units are converted into a number of NuStar Energy units based upon NuStar Energy’s DCR during the one-year performance periods that end on December 31 of each year following the date of grant. For the 2014 performance unit awards, the target performance measure is NuStar Energy achieving a DCR of 1:1 for 2014.  The target metric for performance unit vesting with respect to 2015 and each year thereafter will be the DCR determined by the Compensation Committee in the first quarter of the year, based on the approved budget for that year.  The Compensation Committee also may designate one or more DCRs that are above the targeted DCR as goals that will be used to determine vesting greater than 100% (up to 200%) of an officer’s performance units available for vesting in that year. Notwithstanding anything above, the Compensation Committee has full discretion to increase the vesting determination for any officer (up to the 200% cap). For the performance period ended December 31, 2014, NuStar Energy achieved a DCR of 1:1 and the performance units available to vest under the 2014 awards vested at 100%.

(13)         Mr. Shoaf’s unvested NuStar Energy performance units consist of: 251 units granted January 28, 2011; 970 units granted April 24, 2012; 3,000 units granted January 30, 2013; and 4,284 units granted July 23, 2014.  The performance units vest in accordance with the description in Footnote (12) above.

(14)         Ms. Brown’s unvested NuStar Energy performance units consist of: 589 units granted January 28, 2011; 2,130 units granted April 24, 2012; 4,248 units granted January 30, 2013; and 4,614 units granted July 23, 2014.  The performance units vest in accordance with the description in Footnote (12) above.

(15)         Ms. Perry’s unvested NuStar Energy performance units consist of 2,142 units granted July 23, 2014.  The performance units vest in accordance with the description in Footnote (12) above.

(16)         Ms. Thompson’s unvested NuStar Energy performance units consist of 2,142 units granted July 23, 2014.  The performance units vest in accordance with the description in Footnote (12) above.

OPTION EXERCISES AND UNITS VESTED

DURING THE YEAR ENDED DECEMBER 31, 2014

The following table provides information regarding option exercises by our NEOs, and the vesting of restricted units and performance units held by our NEOs, during 2014.

	Option Awards		Unit Awards
Name	Number of Units Acquired on Exercise (#)	Value Realized on Exercise ($)(4)	Number of Units Acquired on Vesting (#)	Value Realized on Vesting ($)(10)
Barron	36,975(1)	485,889	6,241(5)	286,938
Shoaf	25,700(2)	122,846	3,576(6)	164,490
Brown	35,000(3)	470,750	6,698(7)	308,071
Perry	—	—	1,749(8)	96,101
Thompson	—	—	1,859(9)	103,097

(1)               Mr. Barron exercised 1,975 NuStar Energy unit options and 35,000 NuStar GP Holdings unit options on July 28, 2014.

(2)               Mr. Shoaf exercised 25,700 NuStar GP Holdings unit options on November 14, 2014.

(3)               Ms. Brown exercised 35,000 NuStar GP Holdings unit options on July 28, 2014.

(4)               For exercises of NuStar Energy unit options, the value realized on exercise was calculated by multiplying the number of NuStar Energy units to which the option exercise related by the difference between the price of NuStar Energy units on the NYSE at the time of exercise and the option exercise price. For exercises of NuStar GP Holdings unit options, the value realized on exercise was calculated by multiplying the number of NuStar GP Holdings units to which the option exercise related by the difference between the price of NuStar GP Holdings units on the NYSE at the time of exercise and the option exercise price.

(5)               Mr. Barron’s NuStar Energy units vested in 2014 as follows: 606 units on January 26, 2014; 423 units on December 14, 2014; 1,578 units on December 16, 2014; 690 units on December 19, 2014; and 491 units on December 30, 2014.  Mr. Barron’s NuStar GP Holdings units vested in 2014 as follows: 399 units on December 14, 2014; 1,166 units on December 16, 2014; 478 units on December 19, 2014; and 410 units on December 30, 2014.

(6)               Mr. Shoaf’s NuStar Energy units vested in 2014 as follows: 295 on January 26, 2014; 211 units on December 14, 2014; 946 units on December 16, 2014; 468 units on December 19, 2014; and 235 units on December 30, 2014.  Mr. Shoaf’s NuStar GP Holdings units vested in 2014 as follows: 200 units on December 14, 2014; 697 units on December 16, 2014; 324 units on December 19, 2014; and 200 units on December 30, 2014.

(7)               Ms. Brown’s NuStar Energy units vested in 2014 as follows: 675 on January 26, 2014; 474 units on December 14, 2014; 1,628 units on December 16, 2014; 746 units on December 19, 2014; and 550 units on December 30, 2014.  Ms. Brown’s NuStar GP Holdings units vested in 2014 as follows: 447 units on December 14, 2014; 1,204 units on December 16, 2014; 516 units on December 19, 2014; and 458 units on December 30, 2014.

(8)               Ms. Perry’s NuStar Energy units vested in 2014 as follows: 100 on January 1, 2014; 292 units on December 14, 2014; 715 units on December 16, 2014; 372 units on December 19, 2014; and 270 units on December 30, 2014.

(9)               Ms. Thompson’s NuStar Energy units vested in 2014 as follows: 250 on January 1, 2014; 292 units on November 6, 2014; 715 units on December 16, 2014; 332 units on December 19, 2014; and 270 units on December 30, 2014.

(10)         The value realized on vesting of NuStar Energy restricted units was calculated by multiplying the closing price of NuStar Energy units on the NYSE on the date of vesting by the number of NuStar Energy units vested.  The value realized on vesting of NuStar GP Holdings restricted units was calculated by multiplying the closing price of NuStar GP Holdings units on the NYSE on the date of vesting by the number of NuStar GP Holdings units vested. The closing prices on the applicable dates are as follows:

2014 Restricted Unit Vesting
Date	NuStar Energy Closing Price ($)
December 31, 2013 (for January 1, 2014 vesting)	50.99
January 26, 2014	48.23
November 6, 2014	60.10
December 14, 2014	54.52
December 16, 2014	53.82
December 19, 2014	57.04
December 30, 2014	56.97
Date	NuStar GP Holdings Closing Price ($)
December 14, 2014	32.45
December 16, 2014	33.45
December 19, 2014	34.22
December 30, 2014	34.35

POST-EMPLOYMENT COMPENSATION

PENSION BENEFITS

FOR THE YEAR ENDED DECEMBER 31, 2014

The following table provides information regarding the accumulated benefits of our NEOs under NuStar GP, LLC’s pension plans during the year ended December 31, 2014.

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
Barron	NuStar GP, LLC Pension Plan	(2)	244,268	—
	NuStar GP, LLC Excess Pension Plan	(2)	281,669	—
Shoaf	NuStar GP, LLC Pension Plan	(2)	332,824	—
	NuStar GP, LLC Excess Pension Plan	(2)	289,425	—
Brown	NuStar GP, LLC Pension Plan	(2)	324,725	—
	NuStar GP, LLC Excess Pension Plan	(2)	266,334	—
Perry	NuStar GP, LLC Pension Plan	(2)	132,853	—
	NuStar GP, LLC Excess Pension Plan	(2)	21,825	—
Thompson	NuStar GP, LLC Pension Plan	(2)	206,059	—
	NuStar GP, LLC Excess Pension Plan	(2)	24,511	—

(1)               The present values stated in the table above were calculated using the same interest rate and mortality table we use for our financial reporting. The present values as of December 31, 2014 were determined using a 4.22% discount rate and the plans’ earliest unreduced retirement age (i.e., age 62). The present values reflect post-retirement mortality rates based on the RP2014 generational mortality table projected using scale MP2014. No decrements were included for pre-retirement termination, mortality or disability. Where applicable, lump sums were determined based on a 3.72% interest rate and the mortality table prescribed by the IRS in Rev. Ruling 2007-67 and updated by IRS Notices 2008-85 and 2013-49 for distributions in the years 2009-2015.

(2)               As of December 31, 2013, the final average pay formula used in the Pension Plan and the Excess Pension Plan, which was based on years of service and compensation during service, was frozen.  Benefits for service after December 31, 2013 accrue under a cash balance formula described below.  The number of years of credited service under the final average pay formula and the cash balance formula for each of our NEOs under the Pension Plan and the Excess Pension Plan are set forth below.

Name	Plan Name	Number of Years Credited Service - Final Average Pay Formula (Frozen as of December 31, 2013)	Number of Years Credited Service - Cash Balance Formula
Barron	NuStar GP, LLC Pension Plan	7.5	14.0
	NuStar GP, LLC Excess Pension Plan	13.0	14.0
Shoaf	NuStar GP, LLC Pension Plan	7.5	29.5
	NuStar GP, LLC Excess Pension Plan	28.5	29.5
Brown	NuStar GP, LLC Pension Plan	6.7	17.3
	NuStar GP, LLC Excess Pension Plan	6.7	17.3
Perry	NuStar GP, LLC Pension Plan	7.5	12.0
	NuStar GP, LLC Excess Pension Plan	7.5	12.0
Thompson	NuStar GP, LLC Pension Plan	6.7	12.7
	NuStar GP, LLC Excess Pension Plan	11.7	12.7

We maintain a noncontributory defined benefit pension plan in which most of our employees are eligible to participate and under which contributions by individual participants are neither required nor permitted. We also maintain a noncontributory, non-qualified excess pension plan, which provides supplemental pension benefits to certain highly compensated employees. The excess pension plan provides eligible employees with additional retirement savings opportunities that cannot be achieved with tax-qualified plans due to the Code’s limits on (1) annual compensation that can be taken into account under qualified plans or (2) annual benefits that can be provided under qualified plans.

NuStar GP, LLC Pension Plan

The Pension Plan is a qualified, non-contributory defined benefit pension plan that became effective as of July 1, 2006.  The Pension Plan covers substantially all of NuStar GP, LLC’s employees and generally provides retirement income calculated under a cash balance formula (“CBF”), which is based on age, years of service and interest credits.  Employees become fully vested in their CBF benefits upon attaining three years of service.  Prior to January 1, 2014, eligible employees were covered under either the CBF or a defined benefit final average pay formula (“FAP”) based on years of service and compensation during their period of service, and employees became fully vested in their benefits upon attaining five years of service.  The Pension Plan was amended to freeze the FAP benefit at December 31, 2013 and, on or after January 1, 2014, all employees are covered under the CBF.

NuStar GP, LLC Excess Pension Plan

The Excess Pension Plan, which became effective July 1, 2006, provides benefits to eligible employees of NuStar GP, LLC whose pension benefits under the Pension Plan and the Valero Energy Pension Plan, where applicable, are subject to limitations under the Code. The Excess Pension Plan is an excess benefit plan as contemplated under ERISA for those benefits provided in excess of Section 415 of the Code. Benefits provided as a result of other statutory limitations are limited to a select group of management or highly compensated employees. The Excess Pension Plan is not intended to constitute either a qualified plan under the Code or a funded plan subject to ERISA. For employees of NuStar GP, LLC who were eligible to receive a benefit under the Valero Energy Excess Pension Plan (the “Predecessor Excess Pension Plan”) as of July 1, 2006, the Excess Pension Plan assumed the liabilities of the Predecessor Excess Pension Plan and will provide a single, nonqualified defined benefit to eligible employees for their pre-July 1, 2006 benefit accruals under the Predecessor Excess Pension Plan and their post-July 1, 2006 benefit accruals under this Excess Pension Plan.

An eligible employee’s monthly pension under the Excess Pension Plan will be equal to:

•                 1.6% of the employee’s average monthly compensation multiplied by the employee’s years of service for service through December 31, 2013 plus the employee’s CBF benefits for service after December 31, 2013, less

•                 the employee’s Pension Plan benefit.

All of our NEOs participated in the Excess Pension Plan during 2014.

NONQUALIFIED DEFERRED COMPENSATION

FOR THE YEAR ENDED DECEMBER 31, 2014

The following table provides information regarding contributions by NuStar GP, LLC and each of our NEOs under our non-qualified defined contribution plan during the year ended December 31, 2014. The table also presents each NEO’s withdrawals, earnings and year-end balances in such plan. Please see the description of our Excess Thrift Plan above in “Compensation Discussion and Analysis-Post-Employment Benefits.”

Name	Executive Contributions in 2014 ($)(1)	Registrant Contributions in 2014 ($)(2)	Aggregate Earnings in 2014 ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at December 31, 2014 ($)(4)
Barron	—	12,000	5,977	—	46,415
Shoaf	—	3,888	30	—	1,823
Brown	—	7,100	8,293	—	52,190
Perry	—	—	—	—	—
Thompson	—	—	—	—	—

(1)               The NEOs made no contributions during 2014.

(2)               Amounts reported represent our contributions to our Excess Thrift Plan. All of the amounts included in this column are included within the amounts reported as “All Other Compensation” for 2014 in the Summary Compensation Table.

(3)               Amounts include the earnings (excluding dividends, if any), if any, of the NEO’s respective account in our Excess Thrift Plan.

(4)               Amounts include the aggregate balance at year end, if any, of the NEO’s respective account in our Excess Thrift Plan.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

SEC regulations require us to disclose potential payments to an NEO in connection with his or her termination or a change of control of NuStar Energy, other than those amounts disclosed under the headings “Pension Benefits For The Year Ended December 31, 2014” and “Nonqualified Deferred Compensation For The Year Ended December 31, 2014” above or amounts pursuant to arrangements that do not discriminate in favor of executive officers and are generally available to salaried employees. The following narrative and table provide the required disclosures.

None of our NEOs have employment agreements, other than the change of control severance agreements described below.  As a result, in the event of a termination, retirement, death or disability that does not follow a change of control, an NEO will only receive the compensation or benefits to which he or she would already be entitled under the terms of, as applicable, the defined contribution, defined benefit, medical or long-term incentive plans.  Therefore, these scenarios are not presented in the table below.

Each of our NEOs has entered into a change of control severance agreement with NuStar Energy and NuStar GP, LLC. These agreements seek to assure the continued availability of these executives in the event of a “change of control” (described below) of NuStar Energy. When determining the amounts and benefits payable under the agreements, the Compensation Committee sought to secure compensation that is competitive in our market in order to recruit and retain executive officer talent. Consideration was given to the principal economic terms found in written employment and change of control agreements of other publicly traded companies.

When a change of control occurs, the agreement becomes operative for a fixed three-year period. The agreements provide generally that the executive’s terms of employment will not be adversely changed during the three-year period after a change of control. In addition, outstanding unit options held by the executive will automatically vest, restrictions applicable to outstanding restricted units held by the executive will lapse and all unvested performance units held by the executive will fully vest and become payable at 200% of target. Certain of the executives also are entitled to receive a payment in an amount sufficient to make the executive whole for any excise tax on excess parachute payments imposed under Section 4999 of the Code, as set forth in the table below. Each agreement subjects the executive to obligations of confidentiality, both during the term and after termination, for secret and confidential information relating to NuStar Energy, NuStar GP, LLC and their affiliates (as defined in the agreement) that the executive acquired during his or her employment.

For purposes of these agreements, a “change of control” means any of the following (subject to additional particulars as stated in the agreements):

•                 the acquisition by an individual, entity or group of beneficial ownership of 40% of NuStar GP Holdings’ voting interests;

•                 the failure of NuStar GP Holdings to control NuStar GP, LLC, NuStar Energy’s general partner, Riverwalk Logistics, L.P., or all of the general partner interests of NuStar Energy;

•                 Riverwalk Logistics, L.P. ceases to be NuStar Energy’s general partner or Riverwalk Logistics, L.P. is no longer controlled by either NuStar GP, LLC or one of its affiliates;

•                 the acquisition of more than 50% of all voting interests of NuStar Energy then outstanding;

•                 certain consolidations or mergers of NuStar GP Holdings;

•                 certain consolidations or mergers of NuStar Energy;

•                 sale of all or substantially all of the assets of NuStar GP Holdings to anyone other than its affiliates;

•                 sale of all or substantially all of the assets of NuStar Energy to anyone other than its affiliates; or

•                 change in the composition of the NuStar GP Holdings board of directors so that fewer than a majority of those directors are “incumbent directors” as defined in the agreement.

In the agreements, “cause” is defined to mean, generally, the willful and continued failure of the executive to perform substantially the executive’s duties, or the willful engaging by the executive in illegal or gross misconduct that is materially and demonstrably injurious to NuStar Energy, NuStar GP, LLC or an affiliate. “Good reason” is defined to mean, generally:

•                 a diminution in the executive’s position, authority, duties and responsibilities;

•                 failure of the successor of NuStar Energy to assume and perform under the agreement; and

•                 relocation of the executive or increased travel requirements.

Except as otherwise noted, the values in the table below assume that a change of control occurred on December 31, 2014 and that the NEO’s employment terminated on that date.

Under the change of control severance agreements, if an executive officer’s employment is terminated for “cause” following a change of control, the officer will not receive any additional benefits or compensation as a result of the termination and will only receive accrued salary or vacation pay that remained unpaid through the date of termination, if any. Therefore, there is no presentation of termination for “cause” in the table below.

Executive Benefits and Payments	Termination of Employment by the Company Other Than for “Cause,” Death or Disability, or by the Executive for “Good Reason” ($)(2)	Termination of Employment because of Death or Disability ($)(3)	Termination by the Executive Other Than for “Good Reason” ($)(4)	Continued Employment Following Change of Control ($)(5)
Salary (1)
Barron	980,000	—	—	—
Shoaf	659,200	—	—	—
Brown	710,000	—	—	—
Perry	390,000	—	—	—
Thompson	390,000	—	—	—
Bonus (1)
Barron	1,366,200	683,100	683,100	—
Shoaf	643,104	321,552	321,552	—
Brown	692,574	346,287	346,287	—
Perry	340,313	226,875	226,875	—
Thompson	340,313	226,875	226,875	—
Pension and Excess Pension Benefits
Barron	131,682	—	—	—
Shoaf	129,392	—	—	—
Brown	151,434	—	—	—
Perry	38,103	—	—	—
Thompson	43,006	—	—	—
Contributions under Defined Contribution Plans
Barron	55,200	—	—	—
Shoaf	38,976	—	—	—
Brown	41,974	—	—	—
Perry	11,250	—	—	—
Thompson	21,650	—	—	—
Health and Welfare Plan Benefits (6)
Barron	27,479	—	—	—
Shoaf	37,510	—	—	—
Brown	23,564	—	—	—
Perry	18,040	—	—	—
Thompson	28,132	—	—	—

Executive Benefits and Payments	Termination of Employment by the Company Other Than for “Cause,” Death or Disability, or by the Executive for “Good Reason” ($)(2)	Termination of Employment because of Death or Disability ($)(3)	Termination by the Executive Other Than for “Good Reason” ($)(4)	Continued Employment Following Change of Control ($)(5)
Accelerated Vesting of Unit Options
Barron	—	—	—	—
Shoaf	—	—	—	—
Brown	—	—	—	—
Perry	—	—	—	—
Thompson	—	—	—	—
Accelerated Vesting of Restricted Units (7)
Barron	1,244,567	1,244,567	1,244,567	1,244,567
Shoaf	706,586	706,586	706,586	706,586
Brown	1,011,234	1,011,234	1,011,234	1,011,234
Perry	365,900	365,900	365,900	365,900
Thompson	358,970	358,970	358,970	358,970
Accelerated Vesting of Performance Units (8)
Barron	1,666,434	1,666,434	1,666,434	1,666,434
Shoaf	982,328	982,328	982,328	982,328
Brown	1,337,606	1,337,606	1,337,606	1,337,606
Perry	247,401	247,401	247,401	247,401
Thompson	247,401	247,401	247,401	247,401
280G Tax Gross-Up (9)
Barron	2,146,296	—	—	—
Shoaf	1,235,956	—	—	—
Brown	1,369,537	—	—	—
Perry	—	—	—	—
Thompson	—	—	—	—
Totals
Barron	7,617,858	3,594,101	3,594,101	2,911,001
Shoaf	4,433,052	2,010,466	2,010,466	1,688,914
Brown	5,337,923	2,695,127	2,695,127	2,348,840
Perry	1,411,007	840,176	840,176	613,301
Thompson	1,429,472	833,246	833,246	606,371

(1)               Per SEC regulations, for purposes of this analysis we assumed each executive’s compensation at the time of each triggering event to be as stated below. The listed salary is the executive’s actual annualized rate of pay as of December 31, 2014. The listed bonus amount represents the highest bonus earned by the executive in any of the fiscal years 2012, 2013 and 2014 (the three years prior to the assumed change of control):

Name	Annual Salary ($)	Bonus ($)
Barron	490,000	683,100
Shoaf	329,600	321,552
Brown	355,000	346,287
Perry	260,000	226,875
Thompson	260,000	226,875

(2)               The change of control severance agreements provide that if the company terminates the executive officer’s employment (other than for “cause,” death or “disability,” as defined in the agreement) or if the executive officer terminates his or her employment for “good reason,” as defined in the agreement, the executive is generally entitled to receive the following:

(A)              a lump sum cash payment equal to the sum of:

(i)                         accrued and unpaid compensation through the date of termination, including a pro-rata annual bonus (for this table, we assumed that the executive officers’ bonuses for the year of termination were paid at year end);

(ii)                      two times the sum of the executive officer’s (1.5 times for Ms. Perry and Ms. Thompson) annual base salary plus the executive officer’s highest annual bonus from the past three years;

(iii)                   the amount of the excess of the actuarial present value of the pension benefits (qualified and nonqualified) the executive would have received for an additional two years (1.5 years for Ms. Perry and Ms. Thompson) of service over the actuarial present value of the executive officer’s actual pension benefits; and

(iv)                   the equivalent of two years (1.5 years for Ms. Perry and Ms. Thompson) of employer contributions under NuStar GP, LLC’s tax-qualified and supplemental defined contribution plans;

(B)               continued welfare benefits for two years (1.5 years for Ms. Perry and Ms. Thompson); and

(C)               vesting of all outstanding equity incentive awards on the date of the change of control, as described above.

(3)               If the executive’s employment is terminated by reason of his death or disability, then his or her estate or beneficiaries will be entitled to receive a lump sum cash payment equal to any accrued and unpaid salary and vacation pay plus a bonus equal to the highest bonus earned by the executive in the prior three years (prorated to the date of termination). In this example, the termination of employment was deemed to occur on the last day of the year. Therefore, a full year’s bonus is shown in the table. In addition, in the case of disability, the executive would be entitled to any disability and related benefits at least as favorable as those provided by NuStar GP, LLC under its plans and programs during the 120-days prior to the executive’s termination of employment. In addition, all outstanding equity incentive awards will automatically vest on the date of the change of control, as described above.

(4)               If the executive voluntarily terminates his employment other than for “good reason,” then he or she will be entitled to a lump sum cash payment equal to any accrued and unpaid salary and vacation pay plus a bonus equal to the highest bonus earned by the executive in the prior three years (prorated to the date of termination). In this example, the termination of employment was deemed to occur on the last day of the year. Therefore, a full year’s bonus is shown in the table. In addition, all outstanding equity incentive awards will automatically vest on the date of the change of control, as described above.

(5)               The change of control agreements provide for a three-year term of employment following a change of control. The agreements generally provide that the executive will continue to enjoy compensation and benefits on terms at least as favorable as in effect prior to the change of control. In addition, all outstanding equity incentive awards will automatically vest on the date of the change of control, as described above.

(6)               The executive is entitled to coverage under the welfare benefit plans (e.g., health, dental, etc.) for two years (1.5 years for Ms. Perry and Ms. Thompson) following the date of termination.

(7)               The amounts stated in the table represent the gross value of previously unvested restricted units, derived by multiplying (x) the number of units whose restrictions lapsed because of the change of control, times (y) (as applicable) $57.75 (the closing price of NuStar Energy’s units on the NYSE on December 31, 2014) or $34.42 (the closing price of NuStar GP Holdings’ units on the NYSE on December 31, 2014).

(8)               The amounts stated in the table represent the product of (x) the number of performance units whose vesting was accelerated because of the change of control, times (y) 200%, times (z) $57.75 (the closing price of NuStar Energy’s units on the NYSE on December 31, 2014).

(9)               If any payment or benefit to Mr. Barron, Mr. Shoaf or Ms. Brown is determined to be subject to an excise tax under Section 4999 of the Code, the impacted executive is entitled to receive an additional payment to adjust for the incremental tax cost of the payment or benefit.  However, if it is determined that the executive is entitled to receive an additional payment to adjust for the incremental tax cost but the value of all payments to the executive does not exceed 100% of 2.99 times the executive’s “base amount” (as defined by Section 280G(b)(3) of the Code) (the “Safe Harbor Amount”), the additional payment will not be made and the amount payable to the executive will be reduced so that the aggregate value of all payments equals the Safe Harbor Amount.

DIRECTOR COMPENSATION

FOR THE YEAR ENDED DECEMBER 31, 2014

The following table provides a summary of compensation paid for the year ended December 31, 2014 to the directors who served as members of the Board during 2014. The table shows amounts earned by such persons for services rendered to NuStar GP, LLC in all capacities in which they served.

Name	Fees Earned or Paid in Cash ($)(1)	Unit Awards ($)(3)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	TOTAL ($)
William E. Greehey	118,083	99,991	—	—	n/a	—	218,074
Bradley C. Barron	(2)	(2)	(2)	(2)	(2)	(2)	(2)
J. Dan Bates	84,583	74,951	—	—	n/a	—	159,534
Dan J. Hill	91,333	74,951	—	—	n/a	—	166,284
Rodman D. Patton(4)	106,333	74,951	—	—	n/a	—	181,284
W. Grady Rosier	76,333	74,951	—	—	n/a	—	151,284

(1)               The amounts disclosed in this column exclude reimbursement for expenses for commercial transportation to and from Board meetings and lodging while attending meetings.

(2)               Mr. Barron was not compensated for his service as a director of NuStar GP, LLC. His compensation for his services as President and CEO are included above in the Summary Compensation Table.

(3)               The amounts reported represent the grant date fair value for the December 19, 2014 grant of restricted NuStar Energy units to our non-employee directors for the fiscal year ended December 31, 2014 (1,753 restricted units for Mr. Greehey, as Chairman, and 1,314 restricted units for each of the other non-employee directors listed in the table above) based on the closing price of NuStar Energy’s units on the NYSE on December 19, 2014 ($57.04). Please see “Compensation Discussion and Analysis-Impact of Accounting and Tax Treatments-Accounting Treatment” above for information regarding the assumptions made in the valuation.

(4)               Mr. Patton retired as a director in April 2015.

As of December 31, 2014, each director listed in the table above holds the following aggregate number of NuStar Energy restricted unit and option awards:

Name	Aggregate # of Restricted Units	Aggregate # of Unit Options
Greehey	3,711	—
Barron	*	*
Bates	2,757	—
Hill	2,757	—
Patton	2,757	—
Rosier	3,180	—

*                       Mr. Barron’s aggregate holdings are disclosed above in the Outstanding Equity Awards at December 31, 2014 table.

The compensation structure for our non-employee directors consists of the following components: (1) an annual cash retainer; (2) an annual restricted unit grant; (3) an additional cash payment for each meeting attended in-person and telephonically; (4) an additional annual cash retainer for each committee chair; (5) an additional annual retainer for the Chairman of the Board, which includes both cash and restricted units; and (6) an additional annual cash retainer for the lead director.  Directors who are employees of NuStar GP, LLC receive no compensation (other than reimbursement of expenses) for serving as directors.

During 2014, BDO conducted a comprehensive review of the compensation for our non-employee directors.  Based on that review, in July 2014, the Compensation Committee recommended and the Board approved revisions to the compensation for our non-employee directors beginning in August 2014, as described below.

Non-Employee Director Compensation Component	Prior to August 2014	Beginning in August 2014
Annual Cash Retainer ($)	55,000	60,000
Annual Restricted Unit Grant ($ value of restricted units)	70,000	75,000
Per Meeting Fees (in-person attendance) ($)	1,250	1,500
Per Meeting Fees (telephonic attendance) ($)	500	500
Annual Audit and Compensation Committee Chair Retainers ($)	10,000	15,000
Annual Nominating, Governance and Conflicts Committee Chair Retainer ($)	10,000	10,000
Annual Chairman of the Board Retainer ($25,000 of value in restricted units/$50,000 cash)	75,000	75,000
Annual Lead Director Retainer ($)	n/a	15,000

As described above, NuStar GP, LLC supplements the cash compensation paid to non-employee directors with an annual grant of restricted NuStar Energy units that vests in equal annual installments over a three-year period. We believe this annual grant of restricted units increases the non-employee directors’ identification with the interests of NuStar Energy’s unitholders through ownership of NuStar Energy units. Upon a non-employee director’s initial election to the Board, the director will receive a grant of restricted units equal to the pro-rated amount of the annual grant of restricted units from the time of his or her election through the next annual grant of restricted units.

In the event of a “change of control” as defined in the Current Plan, all unvested restricted units and unit options previously granted immediately become vested or exercisable. The Current Plan also contains anti-dilution provisions providing for an adjustment in the number of restricted units or unit options, respectively, that have been granted to prevent dilution of benefits in the event any change in the capital structure of NuStar Energy affects the NuStar Energy units.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

There are no compensation committee interlocks. During 2014, the members of our Compensation Committee were Mr. Hill (Chairman), Mr. Bates, Mr. Patton and Mr. Rosier.  Mr. Patton retired as a director in April 2015.

None of the members of our Compensation Committee have served as an officer or employee of NuStar GP, LLC. Furthermore, except for compensation arrangements disclosed in this proxy statement, NuStar Energy has not participated in any contracts, loans, fees, awards or financial interests, direct or indirect, with any Compensation Committee member.  In addition, none of NuStar Energy’s management or Board members are aware of any means, directly or indirectly, by which a Compensation Committee member could receive a material benefit from NuStar Energy.

PROPOSAL 2

ADJOURNMENT OF THE SPECIAL MEETING

Our unitholders are being asked to approve a proposal to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes to approve the Amended Plan at the time of the special meeting (the “Adjournment Proposal”). If the Adjournment Proposal is approved, the special meeting could be adjourned to any date. If the special meeting is adjourned, our unitholders who have already submitted their proxies will be able to revoke them at any time prior to their use. If you return a proxy and do not indicate how you wish to vote on any proposal, or if you indicate that you wish to vote in favor of the approval of the Amended Plan but do not indicate a choice on the Adjournment Proposal, your common units will be voted in favor of the Adjournment Proposal. If, however, you indicate that you wish to vote against the approval of the Amended Plan your common units will not be voted in favor of the Adjournment Proposal unless you indicate that you wish to vote in favor of the Adjournment Proposal.

Vote Required

To approve the Adjournment Proposal, holders of a majority of the outstanding common units entitled to vote at the special meeting that are represented in person or by proxy at the special meeting must vote in favor of the Adjournment Proposal. Accordingly, abstentions will have the same effect as votes “against” the Adjournment Proposal.  If a common unit represented by a broker or nominee has not received instructions to vote on Proposal 2 and is represented at the special meeting, such broker non-vote will have the same effect as a vote against Proposal 2.

Recommendation

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU APPROVE THE ADJOURNMENT PROPOSAL.

OTHER MATTERS

Your common units do not entitle you to make proposals at the special meeting.

Under applicable Delaware law and our partnership agreement, we are not required to hold an annual meeting of unitholders. Special meetings may be called by our general partner or by limited partners owning 20% or more of the outstanding common units of the class or classes for which a special meeting is proposed. Limited partners calling a special meeting must indicate in writing to our general partner the general or specific purposes for which the special meeting is to be called.

The SEC sets forth standards as to what proposals are required to be included in a proxy statement for a meeting. In no event are limited partners allowed to vote on matters that would cause the limited partners to be deemed to be taking part in the management and control of our business and affairs so as to jeopardize the limited partners’ limited liability under the Delaware Revised Uniform Limited Partnership Act or the law of any other state in which we are qualified to do business.

Appendix A

FORM OF

NUSTAR GP, LLC FIFTH AMENDED AND RESTATED

2000 LONG-TERM INCENTIVE PLAN

Amended and Restated on January 28, 2016

SECTION 1.    Purpose of the Plan.

The NuStar GP, LLC 2000 Long-Term Incentive Plan (the “Plan”) is intended to promote the interests of NuStar Energy L.P., a Delaware limited partnership (the “Partnership”), by providing to employees and directors of NuStar GP, LLC, a Delaware limited liability company (the “Company”), the Partnership, NuStar Services Company LLC, a Delaware limited liability company and wholly owned subsidiary of the Partnership (the “Partnership Sub”) and their respective Affiliates who perform services for the Partnership and its subsidiaries with Unit-based incentive awards for superior performance.  The Plan is also intended to enhance the Company’s, the Partnership’s, Partnership Sub’s and their Affiliates’ ability to attract and retain employees whose services are key to the growth and profitability of the Partnership, and to encourage them to devote their best efforts to the business of the Partnership, thereby advancing the Partnership’s interests.

SECTION 2.    Definitions.

As used in the Plan, the following terms shall have the meanings set forth below:

2.1       “Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, the Person in question.  As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.  Notwithstanding the immediately preceding two sentences, with respect to Options that are intended to comply with Treasury Regulation § 1.409A-1(b)(5)(i)(A) and other awards that are intended to comply with Treasury Regulation § 1.409A-1(b)(5)(i)(B), “Affiliate” means a corporation or other type of entity in a chain of corporations or other entities in which each corporation or other entity has a “controlling interest” in another corporation or entity in the chain, starting with the Partnership and ending with the corporation or other entity for which the Employee or Director performs services.  For purposes of this Section 2.1, “controlling interest” means (i) in the case of a corporation, ownership of stock possessing at least 50% of total combined voting power of all classes of stock of such corporation entitled to vote or at least 50% of the total value of shares of all classes of stock of such corporation; (ii) in the case of a partnership, ownership of at least 50% of the profits interest or capital interest of such partnership; (iii) in the case of a sole proprietorship, ownership of the sole proprietorship; or (iv) in the case of a trust or estate, ownership of an actuarial interest (as defined in Treasury Regulation § 1.414(c)-2(b)(2)(ii)) of at least 50% of such trust or estate.

2.2       “Award” means a grant of one or more Options, Performance Units, Performance Cash,  Restricted Units,  or Unit Awards pursuant to the Plan, and any tandem DERs granted with respect to such Award.

2.3       “Board” means the Board of Directors of the Company.

2.4       “Cause” shall mean the:

(i)         conviction of the Participant by a state or federal court of a felony involving moral turpitude;

(ii)        conviction of the Participant by a state or federal court of embezzlement or misappropriation of funds of the Company, the Partnership, Partnership Sub or any of their respective Affiliates;

(iii)       the Company’s (or applicable Affiliate’s, including the Partnership and Partnership Sub) reasonable determination that the Participant has committed an act of fraud, embezzlement, theft, or misappropriation of funds in connection with such Participant’s duties in the course of his or her employment with the Employer;

(iv)       the Company’s (or its applicable Affiliate’s, including the Partnership and Partnership Sub) reasonable determination that the Participant has engaged in gross mismanagement, negligence or misconduct which causes or could potentially cause material loss, damage or injury to the Company, the Partnership, Partnership Sub or any of their respective Affiliates or their respective employees; or

(v)        the Company’s (or applicable Affiliate’s, including the Partnership and Partnership Sub) reasonable determination that (a) the Participant has violated any policy of the Company, the Partnership, Partnership Sub or any of their applicable respective Affiliates, including but not limited to, policies regarding sexual harassment, insider trading, confidentiality, substance abuse and/or conflicts of interest, which violation could result in the termination of the Participant’s employment or service as a non-employee Director of the Company (or applicable Affiliate, including the Partnership and Partnership Sub), or (b) the Participant has failed to satisfactorily perform the material duties of Participant’s position with the Company, the Partnership, Partnership Sub or any of their respective Affiliates.

2.5       “Change of Control” means, and shall be deemed to have occurred upon the occurrence of one or more of the following events:

With respect to an Employee or Director of the Company or its Affiliates (other than of the Partnership, Partnership Sub and their respective subsidiaries):

(i)         any sale, exchange or other disposition (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company or the Partnership to any Person or its Affiliates, unless immediately following such sale, exchange or other disposition such assets are owned, directly or indirectly, by NuStar GP Holdings, LLC and its Affiliates or the Company;

(ii)        the consolidation or merger of the Partnership or the Company with or into another Person pursuant to a transaction in which the outstanding voting interests of the Company are changed into or exchanged for cash, securities or other property, other than any such transaction where, in the case of the Company, (a) all outstanding voting interests of the Company are changed into or exchanged for voting stock or interests of the surviving corporation or entity or its parent and (b) the holders of the voting interests of the Company immediately prior to such transaction own, directly or indirectly, not less than a majority of the voting stock or interests of the surviving corporation or entity or its parent immediately after such transaction and, in the case of the Partnership, NuStar GP Holdings, LLC retains operational control, whether by way of holding a general partner interest, managing member interest or a majority of the outstanding voting interests of the surviving corporation or entity or its parent, NuStar GP Holdings, LLC; or

(iii)       a “person” or “group” (within the meaning of Sections 13(d) or 14(d)(2) of the Exchange Act) being or becoming the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of more than 50% of all voting interests of NuStar GP Holdings, LLC or the Company then outstanding, other than, in the case of the Company, in a merger or consolidation which would not constitute a Change of Control under clause (ii) above; or

(iv)       in the case of NuStar GP Holdings, LLC, the consummation of a reorganization, merger, consolidation or other form of business transaction or series of business transactions, in each case, with respect to which more than 50% of the voting power of the outstanding equity interests in NuStar GP Holdings, LLC cease to be owned by the persons who owned such interests immediately prior to such reorganization, merger, consolidation or other form of business transaction or series of business transactions.

With respect to an Employee or Director of the Partnership, Partnership Sub or their respective subsidiaries:

(v)        any sale, exchange or other disposition (in one transaction or a series of related transactions) of all or substantially all of the assets of the Partnership or Partnership Sub to any Person or its Affiliates, unless immediately following such sale, exchange or other disposition such assets are owned, directly or indirectly, by NuStar GP Holdings, LLC, the Company, the Partnership, Partnership Sub or any of their respective Affiliates;

(w)       the consolidation or merger of the Partnership or Partnership Sub with or into another Person pursuant to a transaction in which the outstanding voting interests of the Partnership or Partnership Sub, as applicable, are changed into or exchanged for cash, securities or other property, other than any such transaction where, in the case of Partnership Sub, (a) all outstanding voting interests of the Partnership or Partnership Sub, as applicable, are changed into or exchanged for voting stock or interests of the surviving corporation or entity or its parent and (b) the holders of the voting interests of the Partnership or Partnership Sub, as applicable, immediately prior to such transaction own, directly or indirectly, not less than a majority of the voting stock or interests of the surviving corporation or entity or its parent immediately after such transaction and, in the case of the Partnership, NuStar GP Holdings, LLC retains operational control, whether by way of holding a general partner interest, managing member interest or a majority of the outstanding voting interests of the surviving corporation or entity or its parent, NuStar GP Holdings, LLC;

(x)        a “person” or “group” (within the meaning of Sections 13(d) or 14(d)(2) of the Exchange Act) being or becoming the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of more than 50% of all voting interests of NuStar GP Holdings, LLC, the Company, the Partnership or Partnership Sub then outstanding, other than in a merger or consolidation which would not constitute a Change of Control under clause (w) above;

(y)        the limited partners of the Partnership approve, in one or a series of transactions, a plan of complete liquidation of the Partnership; or

(z)        in the case of NuStar GP Holdings, LLC, the consummation of a reorganization, merger, consolidation or other form of business transaction or series of business transactions, in each case, with respect to which more than 50% of the voting power of the outstanding equity interests in NuStar GP Holdings, LLC cease to be owned by the persons who owned such interests immediately prior to such reorganization, merger, consolidation or other form of business transaction or series of business transactions.

Notwithstanding the foregoing, in any circumstance or transaction in which compensation payable pursuant to this Plan, the terms of an Award and/or any Award agreement would be subject to the income tax under the Section 409A Rules if the foregoing definition of “Change in Control” were to apply, but would not be so subject if the term “Change of Control” were defined herein to mean a “change in control event” within the meaning of Treasury Regulation §1.409A-3(i)(5), then “Change of Control” means, but only to the extent necessary to prevent such compensation from becoming subject to the income tax under the Section 409A Rules, a transaction or circumstance that satisfies the requirements of both (1) a Change of Control under the applicable clause (i) through (iv) or (v) through (z), as applicable, above, and (2) a “change in control event” within the meaning of Treasury Regulation §1.409A-3(i)(5).

2.6       “Code” means the Internal Revenue Code of 1986, as amended.

2.7       “Committee” means the Compensation Committee of the Board or such other committee of the Board appointed to administer the Plan.

2.8       “Covered Participants” means a Participant who is a “covered employee” as defined in Section 162(m)(3) of the Code, and the regulations promulgated thereunder, and any individual the Committee determines should be treated like such a covered employee.

2.9       “Date of Grant” means the effective date on which an Award is made to a Participant as set forth in the terms of any Award and/or any applicable Award Agreement.

2.10     “DER” means a contingent right, granted in tandem with a specific Award, to receive an amount in cash equal to the cash distributions made by the Partnership with respect to a Unit during the period such Award is outstanding.

2.11     “Director” means a “non-employee director” as defined in Rule 16b-3, of the Company, the Partnership, Partnership Sub or their respective subsidiaries.

2.12     “Employee” means any employee, as determined by the Committee, of the Company, the Partnership, Partnership Sub or an Affiliate of any of the foregoing.

2.13     “Employer” means the applicable entity among the Company, the Partnership, Partnership Sub and their respective Affiliates that employs the Employee or with respect to which a Director serves as a director.

2.14     “Exchange Act” means the Securities Exchange Act of 1934, as amended.

2.15     “Fair Market Value” means the closing sales price of a Unit on the New York Stock Exchange on the applicable date (or if there is no trading in the Units on such date, on the immediately preceding date on which there was trading).  If Units are not publicly traded at the time a determination of fair market value is required to be made hereunder, the determination of fair market value shall be made in good faith by the Committee through the reasonable application of a reasonable valuation method.

2.16     “Option” means an option to purchase Units as described in Section 6.1.

2.17     “Participant” means any Employee or Director granted an Award under the Plan.

2.18     “Performance Award” means an Award made pursuant to this Plan to a Participant, which Award is subject to the attainment of one or more Performance Goals.  Performance Awards may be in the form of either Performance Units, Performance Cash or DERs.

2.19     “Performance Cash” means an Award, designated as Performance Cash and denominated in cash, granted to a Participant pursuant to Section 6.4 hereof, the value of which is conditioned, in whole or in part, by the attainment of Performance Goals in a manner deemed appropriate by the Committee and described in the terms of the Award and/or an Award agreement.

2.20     “Performance Criteria” or “Performance Goals” or “Performance Measures” mean the objectives established by the Committee for a Performance Period, for the purpose of determining when an Award subject to such objectives is earned.

2.21     “Performance Period” means the time period designated by the Committee during which performance goals must be met.

2.22     “Performance Unit” means an Award, designated as a Performance Unit in the form of Units or other securities of the Company, granted to a Participant pursuant to Section 6.4 hereof, the value of which is determined, in whole or in part, by the value of Units and/or conditioned on the attainment of Performance Goals in a manner deemed appropriate by the Committee and described in the Award terms and/or Award agreement.

2.23     “Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

2.24     “Restricted Period” means the period established by the Committee with respect to the vesting of an Award during which the Award either remains subject to forfeiture or is not exercisable by the Participant.

2.25     “Restricted Unit” means a phantom unit granted under the Plan that is equivalent in value to a Unit, and that upon or following vesting entitles the Participant to receive one Unit or, if expressly provided by the Committee in the terms of the applicable Award, a cash payment of an amount equal to the Fair Market Value of one Unit on the date of vesting.

2.26     “Rule 16b-3” means Rule 16b-3 promulgated by the SEC under the Exchange Act, or any successor rule or regulation thereof as in effect from time to time.

2.27     “SEC” means the Securities and Exchange Commission.

2.28     “Separation” means the Participant ceases, for any reason, to be employed by or to serve as a director for any of: the Company, the Partnership, Partnership Sub or any Affiliate of any of the foregoing.

2.29     “Unit” means a common unit of the Partnership.

2.30     “Unit Award” means an award of a Unit that, as determined by the Committee, may, but is not required to, be subject to a Restricted Period.

Notwithstanding anything in this Section 2 to the contrary, with respect to Awards outstanding immediately prior to the adoption of this fifth amendment and restatement of the Plan, except as otherwise expressly provided herein, defined terms with respect thereto shall have the meanings set forth in the fourth amendment and restatement of the Plan.

SECTION 3.    Administration.

The Plan shall be administered by the Committee.  A majority of the Committee shall constitute a quorum, and the acts of the members of the Committee who are present at any meeting thereof at which a quorum is present, or acts unanimously approved by the members of the Committee in writing, shall be the acts of the Committee.  Subject to the terms of the Plan and applicable law, and in addition to other express powers and authorizations conferred on the Committee by the Plan, the Committee shall have full power and authority to:

(i)         determine individuals eligible to be Participants;

(ii)        designate Participants;

(iii)       determine the type or types of Awards to be granted to a Participant;

(iv)       determine the number of Units to be covered by Awards;

(v)        determine the terms and conditions of any Award (including but not limited to performance requirements for such Award);

(vi)       determine whether, to what extent, and under what circumstances Awards may be settled, exercised, canceled, or forfeited or the vesting or exercisability thereof accelerated;

(vii)      interpret and administer the Plan and any instrument or agreement relating to an Award made under the Plan;

(viii)     establish, amend, suspend, or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and

(ix)       make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.

Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan or any Award shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive, and binding upon all Persons, including the Company, the Partnership, Partnership Sub, any Affiliate, any Participant, and any beneficiary of any Award.

SECTION 4.    Units Available for Awards.

4.1       Units Available.  Subject to adjustment as provided in Section 4.3, the number of Units with respect to which Awards may be granted under the Plan is 3,250,000.  If any Award expires, is canceled, exercised, paid or otherwise terminates without the delivery of Units (for the avoidance of doubt, the grant of Units under a Unit Award that is subject to a Restricted Period is not a delivery of Units for this purpose unless and until such Units vest and any restrictions placed upon them under the Plan lapse), or if any Units under an Award are held back to cover the exercise price or tax withholding, then the Units covered by such Award, to the extent of such expiration, cancellation, exercise, payment, termination or hold back, shall again be Units with respect to which Awards may be granted.  In the event that Units issued under the Plan are reacquired by the Partnership or the Company pursuant to any forfeiture provision, such Units shall again be available for the purposes of the Plan.  In the event a Participant pays for any Award through the delivery of previously acquired Units, the number of Units available shall be increased by the number of Units delivered by the Participant.

4.2       Sources of Units Deliverable Under Awards.  Any Units delivered pursuant to an Award shall consist, in whole or in part, of Units acquired in the open market, from the Partnership, the Company, any Affiliate of either of the foregoing or any other Person, or newly issued Units by the Partnership, or any combination of the foregoing, as determined by the Committee in its discretion.

4.3       Adjustments.  If the Committee determines that any distribution (whether in the form of cash, Units, other securities, or other property), recapitalization, split, reverse split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Units or other securities of the Partnership, issuance of warrants or other rights to purchase Units or other securities of the Partnership, or other similar transaction or event affects the Units such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number and type of Units (or other securities or property) with respect to which Awards may be granted, (ii) the number and type of Units (or other securities or property) subject to outstanding Awards, and (iii) if deemed appropriate, make provision for a cash payment to the holder of an outstanding Award; provided, that the number of Units subject to any Award shall always be a whole number.

SECTION 5.    Eligibility.

Any Employee or Director shall be eligible to be designated a Participant.

SECTION 6.    Awards.

6.1       Options.  The Committee shall have the authority to determine the Employees and Directors to whom Options shall be granted, the number of Units to be covered by each Option, the purchase price therefor and the conditions and limitations applicable to the exercise of the Option, including the following terms and conditions and such additional terms and conditions, as the Committee shall determine, that are not inconsistent with the provisions of the Plan.

(i)         Exercise Price.  The purchase price per Unit purchasable under an Option shall be determined by the Committee at the time the Option is granted but shall not be less than its Fair Market Value as of the date of grant.

(ii)        Time and Method of Exercise.  The Committee shall determine the Restricted Period (i.e., the time or times at which an Option may be exercised in whole or in part) and the method or methods by which payment of the exercise price with respect thereto may be made or deemed to have been made which may include, without limitation, cash, check acceptable to the Employer or other applicable Affiliate, a “cashless-broker” exercise (through procedures approved by the Employer), other securities or other property, a note from the Participant (in a form acceptable to the Employer or other applicable Affiliate), or any combination thereof, having a value on the exercise date equal to the relevant exercise price.

(iii)       Term.  Subject to earlier termination as provided in the terms of the Award and/or any Award agreement or the Plan, each Option shall expire on the 10th anniversary of its date of grant.

(iv)       Forfeiture.  Except as otherwise provided in this Plan, in the terms of an Award and/or Award agreement, or in a written employment agreement (if any) between the Participant and the Employer, upon the Participant’s Separation during the applicable Restricted Period, that portion of any Option that has not vested on or prior to the date of Separation shall automatically lapse and be forfeited by the Participant at the close of business on the date of the Participant’s Separation.  The Committee or the Chief Executive Officer may waive in whole or in part such forfeiture with respect to a Participant’s Options.

6.2       Restricted Units.  The Committee shall have the authority to determine the Employees and Directors to whom Restricted Units shall be granted, the number of Restricted Units to be granted to each such Participant, the duration of the Restricted Period (if any), the conditions under which the Restricted Units may become vested (which may be immediate upon grant) or forfeited, and such other terms and conditions as the Committee may establish respecting such Awards, including whether DERs are granted with respect to such Restricted Units.

(i)         DERs.  To the extent provided by the Committee, in its discretion, a grant of Restricted Units may include a tandem DER grant, which may provide that such DERs shall be paid directly to the Participant, be credited to a bookkeeping account (with or without interest in the discretion of the Committee) subject to the same restrictions as the tandem Award, or be subject to such other provisions or restrictions as determined by the Committee in its discretion.

(ii)        Forfeiture.  Except as otherwise provided in this Plan, in the terms of an Award and/or Award agreement, or in a written employment agreement (if any) between the Participant and the Employer, upon Participant’s Separation during the applicable Restricted Period, all Restricted Units shall be forfeited by the Participant at the close of business on the date of the Participant’s Separation.  The Committee or the Chief Executive Officer may waive in whole or in part such forfeiture with respect to a Participant’s Restricted Units.

6.3       General.

(i)         Awards May be Granted Separately or Together.  Awards may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution for any other Award granted under the Plan or any award granted under any other plan of the Company or any Affiliate.  Awards granted in addition to or in tandem with other Awards or awards granted under any other plan of the Company or any Affiliate may be granted either at the same time as or at a different time from the grant of such other Awards or awards.

(ii)        Limits on Transfer of Awards.  No Award and no right under any such Award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant otherwise than by will or by the laws of descent and distribution and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate.

(iii)       Terms of Awards.  Except as otherwise provided herein, the term of each Award shall be for such period as may be determined by the Committee.

(iv)       Unit Certificates.  All certificates for Units or other securities of the Partnership delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the SEC, any stock exchange upon which such Units or other securities are then listed, and any applicable federal or state laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

(v)        Consideration for Grants.  Awards may be granted for no cash consideration or for such consideration as the Committee determines including, without limitation, such minimal cash consideration as may be required by applicable law.

(vi)       Delivery of Units or other Securities and Payment by Participant of Consideration.  Notwithstanding anything in the Plan, the terms of any Award and/or any Award agreement to the contrary, delivery of Units pursuant to the exercise or vesting of an Award may be deferred for any period during which, in the good faith determination of the Committee, the Employer or applicable Affiliate thereof is not reasonably able to obtain Units to deliver pursuant to such Award without violating the rules or regulations of any applicable law or securities exchange.  No Units or other securities shall be delivered pursuant to any Award until payment in full of any amount required to be paid pursuant to the Plan, the terms of any Award and/or any applicable Award agreement (including, without limitation, any exercise price or any tax withholding) is receivable by the Employer or applicable Affiliate thereof.  Such payment may be made by such method or methods and in such form or forms as the Committee shall determine, including, without limitation, cash, other Awards, withholding of Units, or any combination thereof; provided that the combined value, as determined by the Committee, of all cash and cash equivalent and the value of any such Units or other property so tendered to the Employer or applicable Affiliate thereof, as of the date of such tender, is at least equal to the full amount required to be paid to the Employer pursuant to the Plan, the terms of any Award and/or any applicable Award agreement.

(vii)      Change of Control.  Upon a Change of Control, all Awards shall automatically vest and become payable or exercisable, as the case may be, in full.  In this regard, all Restricted Periods shall terminate and all performance criteria, if any, shall be deemed to have been achieved at the maximum level.  To the extent an Option is not exercised, upon the Change of Control, the Committee may, in its discretion, cancel such Award or provide for an assumption of such Award or a replacement grant on substantially the same terms; provided, however, upon any cancellation of an Option that has a positive “spread,” the holder shall be paid an amount in cash and/or other property, as determined by the Committee, equal to such “spread” of such Option and, in the event there is no positive “spread,” such Option shall be cancelled without payment of consideration therefor.

6.4       Performance Based Awards.

(i)         Grant of Performance Awards.  The Committee may issue Performance Awards in the form of Performance Units, Performance Cash, or DERs to Participants subject to the Performance Goals and Performance Period as it shall determine and set forth in the terms of the Award and/or any Award agreement.  The Committee shall have complete discretion in determining the number and/or value of Performance Awards granted to each Participant.  Any Performance Units granted under the Plan shall have a minimum Restricted Period of one year from the Date of Grant, provided that the Committee may provide for earlier vesting.  Participants receiving Performance Awards are not required to pay the Employer or applicable Affiliate thereof therefor (except for applicable tax withholding) other than the rendering of services.

(ii)        Value of Performance Awards.  The Committee shall set Performance Goals in its discretion for each Participant who is granted a Performance Award.  Such Performance Goals may be particular to a Participant, may relate to the performance of his or her Employer, may be based on the division which employs him or her, may be based on the performance of the Partnership generally, or a combination of the foregoing.  The Performance Goals may be based on achievement of balance sheet or income statement objectives, or any other objectives established by the Committee.  The Performance Goals may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated.  The extent to which such Performance Goals are met will determine the number and/or value of the Performance Award to the Participant.

(iii)       Form of Payment.  Payment of the amount to which a Participant shall be entitled upon the settlement of a Performance Award shall be made in Units or, if expressly provided by the Committee in the terms of the applicable Award, in cash.

(iv)       Forfeiture.  Except as otherwise provided in this Plan, in the terms of an Award and/or Award agreement, or in a written employment agreement (if any) between the Participant and the Employer, upon Participant’s Separation during the applicable Performance Period or Restricted Period, all Performance Awards shall be forfeited by the Participant at the close of business on the date of the Participant’s Separation.  The Committee or the Chief Executive Officer may waive in whole or in part such forfeiture with respect to a Participant’s Performance Awards.

6.5       Unit Awards.  The Committee shall have the authority to determine the Employees and Directors to whom Unit Awards shall be granted, the number of Units to be granted to each such Participant, the duration of the Restricted Period (if any), the conditions under which the Units awarded thereunder may become vested (which may be immediate upon grant) or forfeited, and such other terms and conditions as the Committee may establish respecting such Awards.  Upon or as soon as reasonably practicable following the vesting of each Unit under a Unit Award that is subject to a Restricted Period, subject to satisfying the tax withholding obligations of Section 8.2, the Participant shall be entitled to have the restrictions removed from his or her Unit certificate (or book-entry account, as applicable) so that the Participant then holds an unrestricted Unit.

(i)         Distributions.  The Committee, in its discretion, may provide that distributions with respect to Units under a Unit Award that is subject to a Restricted Period shall be paid directly to the Participant without restriction, be credited to a bookkeeping account (with or without interest in the discretion of the Committee) subject to the same restrictions as the Unit Award, or be subject to such other provisions or restrictions as determined by the Committee in its discretion.  In the absence of such provision by the Committee in the terms of the Award and/or an Award agreement, distributions with respect to Units under a Unit Award that is subject to a Restricted Period shall be subject to the same vesting and forfeiture requirements and Restricted Period as the underlying Units.

(ii)        Forfeiture.  Except as otherwise provided in this Plan, in the terms of an Award and/or in an Award agreement, or in a written employment agreement (if any) between the Participant and the Employer, upon Participant’s Separation during an applicable Restricted Period, all unvested Units under the Unit Award shall be forfeited by the Participant at the close of business on the date of the Participant’s Separation.  The Committee or the Chief Executive Officer may waive in whole or in part such forfeiture with respect to a Participant’s Units under the Unit Award.

SECTION 7.    Amendment and Termination.

Except to the extent prohibited by applicable law:

7.1       Amendments to the Plan.  Except as required by applicable law or the rules of the principal securities exchange on which the Units are traded and subject to Section 7.2 below, the Board or the Committee may amend, alter, suspend, discontinue, or terminate the Plan in any manner, including increasing the number of Units available for Awards under the Plan, without the consent of any partner, Participant, other holder or beneficiary of an Award, or other Person.

7.2       Amendments to Awards.  Unless otherwise expressly provided in an Award and/or in an Award agreement or in the Plan, the Committee may waive any conditions or rights under, amend any terms of, or alter any Award therefore granted.

7.3       Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events.  The Committee is hereby authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4.3 of the Plan) affecting the Partnership or the financial statements of the Partnership, or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.

SECTION 8.    General Provisions.

8.1       No Rights to Awards.  No Person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Participants.  The terms and conditions of Awards need not be the same with respect to each Participant.

8.2       Withholding.  The Employer or any Affiliate is authorized to withhold from any Award, from any payment due or transfer made under any Award or from any compensation or other amount owing to a Participant the amount (in cash, Units, other securities, Units that would otherwise be issued pursuant to such Award or other property) of any applicable taxes payable in respect of the grant of an Award, the lapse of restrictions thereon, or any payment or transfer under an Award or under the Plan and to take such other action as may be necessary in the opinion of the Employer (or applicable Affiliate) to satisfy all obligations for the payment of such taxes.  In the event that Units that would otherwise be issued pursuant to an Award are used to satisfy such withholding obligations, the number of Units which may be so withheld or surrendered shall be limited to the number of Units that according to generally accepted accounting principles would not result in liability accounting for the entirety of the award.

8.3       No Right to Employment.  The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Company, the Partnership, Partnership Sub or any Affiliate of any of the foregoing or to remain on the Board or other directorship, as applicable.  Further, the Company, the Partnership, Partnership Sub or an applicable respective Affiliate of any of the foregoing may at any time dismiss a Participant from employment, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan, the terms of any Award and/or in any Award agreement.

8.4       Governing Law.  The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Delaware and applicable federal law.

8.5       Severability.  If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

8.6       Other Laws.  The Committee may refuse to issue or transfer any Units or other consideration under an Award if, in its sole discretion, it determines that the issuance or transfer of such Units or such other consideration might violate any applicable law or regulation, the rules of the principal securities exchange on which the Units are then traded, or entitle the Partnership or an Affiliate to recover the entire then Fair Market Value thereof under Section 16(b) of the Exchange Act, and any payment tendered to the Employer or applicable Affiliate thereof by a Participant, other holder or beneficiary in connection with the exercise of such Award shall be promptly refunded to the relevant Participant, holder or beneficiary.

8.7       No Trust or Fund Created.  Neither the Plan nor the Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and a Participant or any other Person.  To the extent that any Person acquires a right to receive payments from the Company, the Partnership, Partnership Sub or any Affiliate of any of the foregoing pursuant to an Award, such right shall be no greater than the right of any general unsecured creditor of the Company, the Partnership, Partnership Sub or any applicable Affiliate.

8.8       No Fractional Units.  No fractional Units shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities, or other property shall be paid or transferred in lieu of any fractional Units or whether such fractional Units or any rights thereto shall be canceled, terminated, or otherwise eliminated.

8.9       Headings.  Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference.  Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

8.10     Gender and Number.  Words in the masculine gender shall include the feminine gender, the plural shall include the singular and the singular shall include the plural.

8.11     Claw-back Policy.  All Awards (including any proceeds, gains or other economic benefit actually or constructively received by the Participant upon any receipt or exercise of any Award or upon the receipt or resale of any Units underlying the Award) shall be subject to the provisions of any claw-back policy implemented by, as applicable, the Partnership, the Company or any Affiliate of either of the foregoing, including, without limitation, any claw-back policy adopted to comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder, to the extent set forth in such claw-back policy, the terms of any applicable Awards and/or in any applicable Award agreement.

8.12     No Guarantee of Tax Consequences.  None of the Board, the Company, the Partnership, Partnership Sub or any Affiliate of any of the foregoing makes any commitment or guarantee that any federal, state, local or other tax treatment will (or will not) apply or be available to any Participant (or to any person claiming through or on behalf of any Participant) or assumes any liability or responsibility with respect to taxes and penalties and interest thereon arising hereunder with respect to any Participant (or to any person claiming through or on behalf of any Participant).

8.13     Section 409A.  This Plan, the Awards and the terms of all Awards and/or Award agreements are intended to either comply with or be exempt from Section 409A of the Code, and ambiguous provisions hereof, if any, shall be construed and interpreted in a manner consistent with such intent.  The Company and its respective Affiliates make no representations that the Plan, the administration of the Plan, the Awards, the terms of the Awards and/or Award agreements or amounts payable hereunder comply with, or are exempt from, Section 409A of the Code, and undertake no obligation to ensure such compliance or exemption.  For purposes of Section 409A of the Code, each payment or amount due under this Plan shall be considered a separate payment, and a Participant’s entitlement to a series of payments under this Plan shall be treated as an entitlement to a series of separate payments.  Notwithstanding any other provision of the Plan, the terms of an Award and/or any Award agreement to the contrary, if a Participant is a “specified employee” under Section 409A of the Code, except to the extent permitted thereunder, no benefit or payment that is not otherwise exempt from Section 409A of the Code (after taking into account all applicable exceptions thereunder, including to the exceptions for short-term deferrals and for “separation pay only upon an involuntary separation from service”) shall be made to that Participant under the Plan or the affected Award granted thereunder on account of the Participant’s “separation from service,” as defined in Section 409A of the Code, until the later of the date prescribed for payment in the Plan or the affected Award granted thereunder and the first (1st) day of the seventh (7th) calendar month that begins after the date of the Participant’s separation from service (or, if earlier, the date of death of the Participant).  Unless otherwise provided in the terms of any Award and/or Award agreement, any amount that is otherwise payable within the delay period described in the immediately preceding sentence will be aggregated and paid in a lump sum without interest.

SECTION 9.    Term of the Plan.

The fourth amendment and restatement of the Plan became effective on January 1, 2014.  The current amendment and restatement was approved by the holders of Units and became effective January 28, 2016 (the “Effective Date”).  The Plan shall continue until the date terminated by the Board or Units are no longer available for grants of Awards under the Plan, whichever occurs first; provided, however, that notwithstanding the foregoing, no Award shall be made under the Plan after the tenth anniversary of the Effective Date, January 28, 2026.  However, unless otherwise expressly provided in the Plan or in the terms of an Award and/or any applicable Award agreement, any Award granted prior to such termination, and the authority of the Board or the Committee to amend, alter, adjust, suspend, discontinue, or terminate any such Award or to waive any conditions or rights under such Award, shall extend beyond such termination date.  In the event sponsorship of the Plan is transferred from the Company to an Affiliate thereof, the term of the plan shall continue until the tenth anniversary of the Effective Date, January 28, 2026, unless terminated earlier as provided herein.

SECTION 10.  Special Provisions Applicable to Covered Participants.

Awards subject to Performance Criteria paid to Covered Participants under this Plan shall be governed by the conditions of this Section 10 in addition to the requirements of Section 6.4, above.  Should conditions set forth under this Section 10 conflict with the requirements of Section 6.4, the conditions of this Section 10 shall prevail.

10.1     Establishment of Performance Measures, Goals or Criteria.  All Performance Measures, Goals, or Criteria relating to Covered Participants for a relevant Performance Period shall be established by the Committee in writing prior to the beginning of the Performance Period, or by such other later date for the Performance Period as may be permitted under Section 162(m) of the Code.  The Performance Goals may be identical for all Participants or, at the discretion of the Committee, may be different to reflect more appropriate measures of individual performance.

10.2     Performance Goals.  The Committee shall establish the Performance Goals relating to Covered Participants for a Performance Period in writing.  Performance Goals may include alternative and multiple Performance Goals and may be based on one or more business and/or financial criteria.  In establishing the Performance Goals for the Performance Period, the Committee in its discretion may include one or any combination of the following criteria in either absolute or relative terms, for the Partnership or any Affiliate:

(i)         Increased revenue;

(ii)        Net income measures (including but not limited to income after capital costs and income before or after taxes);

(iii)       Unit price measures (including but not limited to growth measures and total unitholder return);

(iv)       Market share;

(v)        Earnings per unit (actual or targeted growth);

(vi)       Earnings before interest, taxes, depreciation, and amortization (“EBITDA”);

(vii)      Economic value added (“EVA®”);

(viii)     Cash flow measures (including but not limited to net cash flow and net cash flow before financing activities);

(ix)       Return measures (including but not limited to return on equity, return on average assets, return on capital, risk-adjusted return on capital, return on investors’ capital and return on average equity);

(x)        Operating measures (including operating income, funds from operations, cash from operations, after-tax operating income, sales volumes, production volumes, and production efficiency);

(xi)       Expense measures (including but not limited to overhead cost and general and administrative expense);

(xii)      Margins;

(xiii)     Unitholder value;

(xiv)     Total unitholder return;

(xv)      Proceeds from dispositions;

(xvi)     Pipeline and terminal utilization;

(xvii)    Total market value; and

(xviii)   Corporate values measures (including ethics and compliance, environmental, and safety).

10.3     Compliance with Section 162(m).  The Performance Goals must be objective and must satisfy third party “objectivity” standards under Section 162(m) of the Code, and the regulations promulgated thereunder.  In interpreting Plan provisions relating to Awards subject to Performance Goals paid to Covered Participants, it is the intent of the Plan to conform with the standards of Section 162(m) of the Code and Treasury Regulation §1.162-27(e)(2)(i), and the Committee in establishing such goals and interpreting the Plan shall be guided by such provisions.

10.4     Adjustments.  The Committee is authorized to make adjustments in the method of calculating attainment of Performance Goals in recognition of: (i) extraordinary or non-recurring items, (ii) changes in tax laws, (iii) changes in generally accepted accounting principles or changes in accounting principles, (iv) charges related to restructured or discontinued operations, (v) restatement of prior period financial results, and (vi) any other unusual, non-recurring gain or loss that is separately identified and quantified in the Company’s financial statements.  Notwithstanding the foregoing, the Committee may, at its sole discretion, reduce the performance results upon which Awards are based under the Plan, to offset any unintended result(s) arising from events not anticipated when the Performance Goals were established, or for any other purpose, provided that such adjustment is permitted by Section 162(m) of the Code.

10.5     Discretionary Adjustments.  The Performance Goals shall not allow for any discretion by the Committee as to an increase in any Award, but discretion to lower an Award is permissible.

10.6     Certification.  The Award and payment of any Award under this Plan to a Covered Participant with respect to a relevant Performance Period shall be contingent upon the attainment of the Performance Goals that are applicable to such Covered Participant.  The Committee shall certify in writing prior to payment of any such Award that such applicable Performance Goals relating to the Award are satisfied.  Approved minutes of the Committee may be used for this purpose.

10.7     Other Considerations.  All Awards to Covered Participants under this Plan shall be further subject to such other conditions, restrictions, and requirements as the Committee may determine to be necessary to carry out the purpose of this Section 10.

NUSTAR ENERGY L.P. 19003 IH-10 WEST SAN ANTONIO, TX 78257

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Standard Time on January 27, 2016. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Standard Time on January 27, 2016. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M97962-S39812	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

NUSTAR ENERGY L.P.

The Board of Directors recommends you vote FOR the following proposals:		For	Against	Abstain

1. To approve the NuStar GP, LLC Fifth Amended and Restated 2000 Long-Term Incentive Plan (the “Amended Plan”).		☐	☐	☐

2.     To consider and vote upon the proposal to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes to approve the Amended Plan at the time of the special meeting.

		☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any postponement or adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Dear Unitholder,

NuStar Energy L.P. encourages you to take advantage of convenient ways by which you can vote these units. You can vote these units 24 hours a day, 7 days a week, using either a touch-tone telephone or through the Internet. Your telephone or Internet vote authorizes the proxies named on the reverse side of the proxy card in the same manner as if you marked, signed, dated and returned the proxy card. If you choose to vote these units by telephone or the Internet, there is no need to mail back your proxy card. To vote the units by telephone or via the Internet, please have this voting form in hand and follow the instructions on the reverse side.

Your vote is important. Thank you for voting.

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:

The Notice and Proxy Statement are available at www.proxyvote.com. If you do not vote via telephone or Internet, fold along the perforation, detach and return the bottom portion in the enclosed return envelope.

M97963-S39812

NUSTAR ENERGY L.P.

Special Meeting of Unitholders

January 28, 2016

This proxy is solicited by the Board of Directors

By signing on the reverse side, I (we) hereby appoint each of Bradley C. Barron, Thomas R. Shoaf and Amy L. Perry, (the “proxies”), as proxy holders, each with full power of substitution, to represent and to vote all units of NuStar Energy L.P. that the undersigned could vote at NuStar Energy L.P.’s Special Meeting of Unitholders to be held at NuStar Energy L.P.’s offices at 19003 IH-10 West, San Antonio, TX 78257, on Thursday, January 28, 2016 at 1:00 p.m. CST, including any postponement or adjournment thereof, as to the matters set forth in the Notice of Special Meeting and Proxy Statement, and in their discretion on any other matter that may properly come before the meeting.

You are encouraged to specify your choices by marking the appropriate boxes (SEE REVERSE SIDE). If you sign and return this proxy card without marking any boxes, your vote will be cast in accordance with the Board of Directors’ recommendations. If you do not vote by telephone or over the Internet, please sign and return this card using the enclosed envelope.

Continued and to be signed on reverse side